Exhibit 99


1999 FINANCIAL REPORT CONTENTS

                                                              Page

Selected Financial Data                                        2

Management's Discussion and Analysis
  of Financial Condition and Results

  of Operations                                                3

Statement of Management                                       30

Report of Independent Accountants                             31

Consolidated Financial Statements                             32

Notes to Consolidated Financial Statements                    37

Quarterly Financial Data                                      79

GPU Energy Companies' Statistics                              80

GPU, Inc. and Subsidiary Companies


SELECTED FINANCIAL DATA

For The Years Ended December 31,                              1999(1)        1998(2)        1997(3)        1996(4)        1995(5)
---------------------------------------------------------------------------------------------------------------------------------

Common Stock Data

Earnings per common share before extraordinary item:

  Basic                                                       $   3.66       $   3.03        $   2.78       $   2.48       $   3.79
  Diluted                                                     $   3.66       $   3.03        $   2.77       $   2.47       $   3.79

Earnings per common share:
  Basic                                                       $   3.66       $   2.83        $   2.78       $   2.48       $   3.79
  Diluted                                                     $   3.66       $   2.83        $   2.77       $   2.47       $   3.79

Cash dividends paid per share                                 $  2.105       $  2.045        $  1.985       $  1.925       $   1.86

Book value per share                                          $  28.45       $  27.01        $  25.59       $  25.21       $  24.66

Closing market price per share                                $ 29 3/4       $44 3/16        $ 42 1/8       $ 33 5/8       $     34

Common shares outstanding (in thousands):

   Basic average                                               125,368        127,093         120,722        120,513        116,063
   Diluted average                                             125,570        127,312         121,002        120,751        116,179
   At year-end                                                 121,806        127,996         120,833        120,611        120,423

Market price to book value at year-end                            105%           164%            165%           133%           138%

Price/earnings ratio                                               8.1           15.6            15.2           13.6            9.0

Return on average common equity                                  13.0%          10.7%           10.7%           9.8%          16.0%

Financial Data (in millions)

Operating revenues                                            $4,757.1       $4,248.8        $4,143.4       $3,970.7       $3,822.5

Other operation and maintenance expense                        1,495.4        1,106.9           993.7        1,114.9          965.1

Income before extraordinary item                                 459.0          385.9           335.1          298.4          440.1

Net income                                                       459.0          360.1           335.1          298.4          440.1

Net utility plant in service                                   7,836.5        6,565.1         7,100.5        5,942.4        5,862.4

Total assets                                                  21,718.1       16,288.1        12,822.9       10,851.4        9,751.5

Long-term debt                                                 5,850.6        3,825.6         4,326.0        3,177.0        2,567.9

Long-term capital lease obligations                                2.2            2.6             3.3            6.6           11.7

Trust preferred securities                                       200.0            -               -              -              -

Subsidiary-obligated mandatorily

  redeemable preferred securities                                125.0          330.0           330.0          330.0          330.0

Cumulative preferred stock with
  mandatory redemption                                            73.2           86.5            91.5          114.0          134.0

Capital expenditures and

  investments (includes acquisitions)                          2,131.7          468.2         2,268.6          977.5          626.7

Employees                                                       10,830          8,957           9,346          9,345         10,286


(1) Results for 1999 include net gains of $36.1 million (after-tax), or $0.29 per share, as a result of the sales of substantially all the GPU Energy companies' electric generating stations as well as a gain on the sale of the Midlands supply business of $6.8 million (after-tax), or $0.05 per share. Also in 1999, as a result of the NJBPU Restructuring Order, GPU recorded a non-recurring charge of $68 million (after-tax), or $0.54 per share. For additional information, see Note 7, Acquisitions.

(2) Results for 1998 include an extraordinary charge of $25.8 million (after-tax), or $0.20 per share, as a result of the PaPUC's Restructuring Orders on Met-Ed and Penelec's restructuring plans. Also in 1998, as a result of the PaPUC Orders, GPU recorded a non-recurring charge of $40 million (after-tax), or $0.32 per share, related to the obligation to refund 1998 revenues; and for the establishment of a sustainable energy fund.

(3) Results for 1997 reflect a non-recurring charge of $109.3 million, or $0.90 per share, for a windfall profits tax imposed on privatized utilities, including Midlands, by the Government of the United Kingdom.

(4) Results for 1996 reflect a non-recurring charge of $74.5 million (after-tax), or $0.62 per share, for costs related to voluntary enhanced retirement programs.

(5) Results for 1995 reflect the reversal of $104.9 million (after-tax), or $0.91 per share, of certain future TMI-2 retirement costs written off in 1994. The reversal of this write-off resulted from a 1995 Pennsylvania Supreme Court decision that overturned a 1994 lower court order, and restored a 1993 PaPUC order allowing for the recovery of such costs. Partially offsetting this increase was a non-recurring charge to income of $8.4 million (after-tax), or $0.07 per share, of TMI-2 monitored storage costs deemed not probable of recovery through ratemaking.

GPU, Inc. and Subsidiary Companies

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       GPU, Inc. owns all the outstanding common stock of three domestic electric utilities -- Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). The customer service function, transmission and distribution operations and the operations of the remaining non-nuclear generating facilities of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." The nuclear generation operations of GPU Energy are conducted by GPU Nuclear, Inc.
(GPUN).  GPU Capital,  Inc. and GPU Electric,  Inc. and their  subsidiaries own, operate and fund the acquisition of electric and gas transmission and distribution systems in foreign countries, and are referred to as "GPU Electric." GPU International, Inc. and GPU Power, Inc. and their subsidiaries develop, own and operate generation facilities in the United States and foreign countries and are referred to as the "GPUI Group." Other subsidiaries of GPU, Inc. include GPU Advanced Resources, Inc. (GPU AR), which is involved in retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), which is engaged in telecommunications-related businesses; and GPU Service, Inc. (GPUS), which provides legal, accounting, financial and other services to the GPU companies. All of these companies considered together are referred to as "GPU."

       The matters discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Although such forward-looking statements have been based on reasonable assumptions, there is no assurance that the expected results will be achieved. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in law and other governmental actions and initiatives; the impact of deregulation and increased competition in the industry; industry restructuring; expected outcomes of legal proceedings; the completion of generation asset divestiture; energy prices and availability; and uncertainties involved with foreign operations including political risks and foreign currency fluctuations.


                            GPU RESULTS OF OPERATIONS
                            -------------------------

EARNINGS PER SHARE CONTRIBUTION:

(on a diluted basis)                     1999       1998      Change             1998        1997       Change
                                        ---------------------------------        -----------------------------

Operations:
    GPU Energy companies *              $ 3.51     $ 2.90     $ 0.61            $ 2.90      $ 3.21      $(0.31)
    GPU Electric                          0.38       0.44      (0.06)             0.44        0.75       (0.31)
    GPUI Group                            0.15       0.11       0.04              0.11       (0.13)       0.24
    GPU AR                               (0.04)     (0.01)     (0.03)            (0.01)      (0.04)       0.03
    GPU, Inc. (Corporate)                (0.14)     (0.09)     (0.05)            (0.09)      (0.12)       0.03
                                         -----      -----      -----             -----       -----       -----
       Total operations                   3.86       3.35       0.51              3.35        3.67       (0.32)
Non-recurring items:
    GPU Energy companies                 (0.25)     (0.52)      0.27             (0.52)        -         (0.52)
    GPU Electric
                                          0.05        -         0.05               -         (0.90)       0.90
                                          ----      -----      -----             -----       -----       -----
       Total                            $ 3.66     $ 2.83     $ 0.83            $ 2.83      $ 2.77      $ 0.06
                                         =====      =====      =====             =====       =====       =====

*   Includes GPU Telcom

       GPU's 1999 earnings were $459.0 million, or $3.66 per share, compared with earnings of $360.1 million, or $2.83 per share, for 1998. GPU's return on average common equity was 13.0% in 1999, compared to 10.7% in 1998. Both periods reflect non-recurring items.

       Excluding the following non-recurring items, earnings for 1999 would have been $484.1 million, or $3.86 per share: the net gain of $36.1 million after-tax, or $0.29 per share, for the sales of the GPU Energy companies' generating facilities related to wholesale operations; the non-recurring charge of $68 million after-tax, or $0.54 per share, resulting from a Summary Restructuring Order (Summary Order) issued to JCP&L by the New Jersey Board of Public Utilities (NJBPU); and the gain on the sale of the Midlands Electricity plc (Midlands) supply business of $6.8 million after-tax, or $0.05 per share. Excluding the effect of the Pennsylvania Public Utility Commission's (PaPUC) rate actions, earnings for 1998 would have been $425.9 million, or $3.35 per share. Return on average common equity for 1999 and 1998 on this basis would have been 13.7% and 12.4%, respectively.

           The $0.51 per share earnings increase in 1999 versus 1998, excluding non-recurring items, was due to increased earnings from the GPU Energy companies primarily as a result of higher sales to other utilities, lower operation and maintenance (O&M) expense and lower depreciation expense. Also contributing to the increase was higher profits from operations at Midlands. Partially offsetting these increases were lower generation sales to customers by the GPU Energy companies as a result of some customers choosing alternate suppliers; and the absence of gains realized in 1998 on the sale of GPU Electric's interest in Solaris Power (Solaris) and the sale of AllGas Energy stock.

         In 1997, a non-recurring charge of $109.3 million, or $0.90 per share, was taken for a windfall profits tax assessed on privatized utilities by the Government of the United Kingdom. Excluding the impact of non-recurring items in both years, GPU's earnings for 1998 would have been $425.9 million, compared to $444.4 million in 1997, and earnings per share for 1998 would have been $3.35, compared to $3.67 in 1997. Return on average common equity for 1998 and 1997 on this basis would have been 12.4% and 14%, respectively.

         The 1998 earnings per share decrease on this basis was due to lower income from the GPU Energy companies, and increased shares outstanding due to the sale of GPU, Inc. common stock in February 1998. The GPU Energy companies' earnings reduction for the period was due to increased O&M expenses primarily related to the implementation of a new company-wide computer software system and restructuring costs related to staff reductions, partially offset by higher electric sales. After adjusting for the related impacts of the windfall profits tax, GPU Electric's income contribution increased for the year and partially offset the GPU Energy companies' decrease.

OPERATING REVENUES:
-------------------

       Operating revenues increased $508.3 million to $4.8 billion in 1999, and increased $105.4 million to $4.2 billion in 1998. The components of the changes are as follows:

                                                Changes (in millions)
                                                ---------------------

                                               1999            1998
                                               ----            ----
GPU Energy companies:
   Kilowatt-hour (KWH) revenues              $(570.8)         $  30.9
   Energy and restructuring-related
     revenues                                  220.2             49.8
   Obligation to refund revenues               (58.6)           (56.4)
   Competitive transition charge

       (CTC) revenues                          138.7               -
   GPU Telcom revenues                          (9.7)            16.1
   Other revenues                               12.7           (130.9)
                                               -----           ------
        Total GPU Energy companies            (267.5)           (90.5)
GPU Electric                                   683.5            151.6
GPUI Group                                      18.6             34.7
GPU AR                                          73.7              9.6
                                               -----            -----
        Total increase                       $ 508.3          $ 105.4
                                               =====            =====

GPU Energy companies

Kilowatt-hour revenues
----------------------

1999

       The decrease was primarily due to lower generation-related revenues of approximately $430 million as a result of some Pennsylvania customers choosing another electric energy supplier and a decrease of approximately $325 million in nonutility generation (NUG) revenues for Met-Ed and Penelec (which did not have an impact on earnings since NUG-related revenues are now being collected through the CTC effective January 1, 1999). Partially offsetting these decreases were increased sales to other utilities of approximately $160 million, the absence of an earnings cap adjustment (since JCP&L was not in an over earnings position in 1999) which reduced JCP&L's 1998 revenues and higher weather-related sales.

1998

       The increase in KWH revenues was primarily due to an increase in residential and commercial customer usage, partially offset by lower weather-related sales to residential and commercial customers, and the absence in 1998 of the step increase in unbilled revenue recorded by Met-Ed.

Energy and restructuring-related revenues (JCP&L only)
------------------------------------------------------

1999 and 1998
       The 1999 increase was primarily due to a change in the estimate for unbilled revenue and the inclusion of revenues, effective August 1, 1999, for the recovery of stranded costs due to restructuring in New Jersey. Changes in energy and restructuring-related revenues do not affect earnings as they are offset by corresponding changes in expense. The 1998 increase was due primarily to increased sales to other utilities and higher residential and commercial customer sales.

Obligation to refund revenues to customers
------------------------------------------

1999

       The decrease was primarily due to the NJBPU's Summary Order issued to JCP&L which requires JCP&L to refund customers 5% from rates in effect as of April 30, 1997. As a result, JCP&L recorded a reduction to operating revenues of $115 million. Partially offsetting the effect of the decrease was the absence of rate reductions to operating revenues of $56.4 million, recorded in 1998, as a result of PaPUC Restructuring Orders for Met-Ed and Penelec.

1998

       In 1998, as a result of amended PaPUC Restructuring Orders, Met-Ed and Penelec recorded reductions to operating revenues of $56.4 million to reflect their obligation to make refunds to customers from 1998 revenues (2.5% for Met-Ed customers and 3% for Penelec customers).

Competitive transition charge (CTC) revenues (Met-Ed and Penelec only)
----------------------------------------------------------------------

1999

       CTC revenues represent Pennsylvania stranded cost recoveries permitted by the PaPUC in accordance with Met-Ed and Penelec's final Restructuring Orders effective January 1, 1999. Changes in CTC revenues generally do not affect earnings as they are offset by corresponding changes in expense.

Other revenues
--------------

1999

       The increase was due primarily to increased transmission revenues at Met-Ed and Penelec as a result of customer shopping in Pennsylvania.

1998

       The 1998 decrease was primarily due to lower revenue taxes as a result of New Jersey tax legislation that eliminated the gross receipts and franchise tax on utility bills and replaced it with a sales tax, a corporate business tax and a transitional energy facilities assessment, effective January 1, 1998. This decrease did not have an impact on earnings.

GPU Electric

1999

       The increase in revenues was primarily due to the inclusion of revenues from: Midlands (of which the remaining 50% was acquired in July 1999), $503.9 million; Empresa Distribuidora Electrica Regional, S.A. (Emdersa) (acquired in March 1999), $136 million; and GPU GasNet (acquired in June 1999), $31.3 million. For additional information, see Note 7, Acquisitions.

1998

      The increase in revenues was due mainly to including the full year effect of GPU PowerNet (acquired in November 1997).

GPUI Group

1999

       The increase was primarily due to an increase in Empresa  Guaracachi S.A.
(EGSA) energy and capacity revenues of $2.4 million, and the full year effect of consolidating Onondaga Cogen, L.P. (Onondaga) of $11 million.

1998

      The increase in revenues was due mainly to including the full year effect of Lake Cogen, Ltd. (Lake), and the effect of including Onondaga beginning in August 1998.

GPU AR

1999

       The increase was primarily due to an increase in energy sales to customers who chose GPU AR as their electric energy supplier as part of retail customer choice in Pennsylvania. Some of GPU AR's customers are located in the GPU Energy companies' service territories.

1998

       GPU AR's 1998 revenues were derived from energy sales to customers who chose it as their energy supplier as part of the retail access pilot program in Pennsylvania.

OPERATING INCOME:
-----------------

       Operating income increased $112.8 million to $1.01 billion in 1999, and increased $25.3 million to $896.1 million in 1998. The components of the changes are as follows:

                                       Changes (in millions)
                                       ---------------------

                                      1999                 1998
                                      ----                 ----

GPU Energy companies              $ (30.2)             $ (74.7)
GPU Electric                        143.9                 90.4
GPUI Group                           11.5                  2.0
GPU AR                               (3.6)                 3.8
GPU, Inc.                            (8.8)                 3.8
                                    -----                -----
        Total increase            $ 112.8              $  25.3
                                    =====                =====

GPU Energy companies

1999

       The decrease was due to lower revenues as discussed above (see Operating Revenues section for additional information). Also contributing to the decrease was a pre-tax reserve of $25 million for Met-Ed and Penelec related to the regulatory uncertainty of the full recoverability of stranded costs in Phase II of the Pennsylvania restructuring proceedings. Partially offsetting this decrease was lower O&M expenses primarily due to the sale of Penelec's interest in the Homer City Station (Homer City), lower depreciation expense due to the effect of the impairment write-down of the Oyster Creek (Oyster

Creek) nuclear generating station and Three Mile Island Unit 1 (TMI-1) nuclear generating facility in 1999 and 1998, respectively; and the sale of Homer City.

1998

       The decrease was due primarily to lower revenues as discussed above (see Operating Revenues section for additional information). Also contributing to the decrease was higher O&M expenses primarily due to the implementation of a new company-wide computer software system, costs related to staff reductions and the full year inclusion of O&M expenses for GPU Telcom. The decrease also included additional amortization expense related to JCP&L's Final Settlement representing the portion of JCP&L's return on equity which exceeded the maximum amount allowed and must be applied against JCP&L's stranded cost pool.

GPU Electric

1999

       The increase was due primarily to the consolidation of Midlands since the acquisition of the remaining 50% ownership in 1999, and the inclusion of Emdersa and GPU GasNet from their acquisition dates in 1999.

1998

       The increase was due to higher revenues as discussed above, partially offset by an increase in O&M expenses primarily due to the full year effect of including GPU PowerNet.

GPUI Group

1999

       The increase was primarily due to higher revenues as discussed above, and the full year effect of consolidating Onondaga.

1998

       The increase was primarily due to higher revenues as discussed above, mostly offset by an increase in O&M expenses primarily due to the full year effect of including Lake, as well as the effect of including Onondaga beginning August 1998.

GPU AR

1999

       The decrease was primarily due to increased prices for power purchases due to the hot summer of 1999, partially offset by higher revenues as discussed above.

1998

       The increase was primarily due to higher revenues as discussed above, partially offset by increased power purchases.

OTHER INCOME AND DEDUCTIONS:
----------------------------

       Other income and deductions increased $54.5 million to $175.8 million in 1999, and increased $142.7 million to $121.3 million in 1998. The components of the changes are as follows:

                                             Changes (in millions)
                                             ---------------------

                                            1999               1998
                                            ----               ----

GPU Energy companies                     $ 78.8              $(13.4)
GPU Electric                              (25.6)              114.4
GPUI Group                                  0.4                42.1
GPU AR                                      0.1                 0.1
GPU, Inc.                                   0.8                (0.5)
                                           ----               -----
       Total increase                    $ 54.5              $142.7
                                           ====               =====

GPU Energy companies

1999

       The increase was primarily due to the recognition of net gains of $61.3 million pre-tax, as a result of the sale of substantially all the GPU Energy companies' electric generating stations. Also contributing to the increase was the absence of a charge for start-up payments for the establishment of an environmental fund for Met-Ed and Penelec; and the absence of a charge to terminate a contract with one of Met-Ed's wholesale customers, both in 1998.

1998

      The decrease was primarily due to a charge taken by Met-Ed and Penelec for start-up payments for the establishment of a sustainable energy fund as a result of the PaPUC's Restructuring Orders; and a charge by Met-Ed for the Middletown settlement.

GPU Electric

1999

       The decrease was primarily due to a pre-tax loss of $8.5 million for the write-down, to market value, of the investment in certain marketable securities due to GPU Electric's pending sale of this investment; and the absence of a pre-tax gain of $45 million realized in 1998 from the sale of Solaris. Offsetting the decrease was the pre-tax gain on the sale of the Midlands supply business of $10.5 million and increased earnings from Midlands' operations prior to the acquisition from Cinergy of the remaining 50%. Also contributing to the offset was the gain on the sale of the Enersis Group generation facility in Portugal.

1998

      The increase was primarily due to the absence of a $109.3 million charge taken in 1997 for a windfall profits tax imposed on Midlands by the Government of the United Kingdom. Also contributing to the increase was the pre-tax gain of $45 million realized from GPU Electric's sale of its interest in Solaris.

GPUI Group

1999

      In 1999, the GPUI Group sold its interests in two cogeneration projects and its shares of Niagara Mohawk Power Corporation stock (that it received as part of the 1998 master restructuring agreement for the Onondaga cogeneration project) for a total pre-tax gain of $12 million. Offsetting this increase was the recording of an impairment of $6.5 million, in 1999, related to the investment in the Lake cogeneration project and the absence of a pre-tax gain from the 1998 sale of a 50% interest in the Mid-Georgia cogeneration project of $9.1 million, which is offset by $2.5 million of deferred revenues recognized in income in 1999.

1998

      The increase was due primarily to the pre-tax gain of $9.1 million realized from the sale of half its interest in the Mid-Georgia cogeneration plant and higher investment income of $21.5 million.

INTEREST CHARGES AND PREFERRED DIVIDENDS:
-----------------------------------------

      Interest charges and preferred dividends increased $93.3 million to $482.5 million in 1999, and increased $69.9 million to $389.2 million in 1998. The components of the changes are as follows:

                                      Changes (in millions)
                                      ---------------------

                                     1999             1998
                                     ----             ----

GPU Energy companies              $(21.1)         $  (7.1)
GPU Electric                       114.6              76.3
GPUI Group                           1.5              (0.1)
GPU, Inc.                           (1.7)              0.8
                                    ----             -----
       Total increase             $ 93.3           $  69.9
                                    ====             =====

GPU Energy companies

1999

       The decrease was primarily due to the following: in 1999 Met-Ed and Penelec redeemed all their company-obligated mandatorily redeemable preferred securities and cumulative preferred stock (the redemption of preferred stock resulted in losses of $0.5 million and $0.7 million, respectively, for Met-Ed and Penelec); and Penelec redeemed $600 million of first mortgage bonds (FMBs). Also in 1999, JCP&L redeemed $30 million of cumulative preferred stock (which resulted in a loss of $0.8 million). Partially offsetting these decreases was increased interest expense associated with Penelec's issuance of $350 million of senior notes in 1999.

1998

      In 1998, JCP&L redeemed $15 million stated value of cumulative preferred stock.

GPU Electric

1999

       The increase was primarily due to higher debt levels from the 1999 acquisitions of Emdersa, GPU GasNet and Midlands (the remaining 50%), which resulted in additional interest expense of $8 million, $21.3 million and $66.8 million, respectively.

1998

       The increase was due primarily to debt associated with the GPU PowerNet acquisition in November 1997.

EXTRAORDINARY ITEM:
-------------------

1998

       The extraordinary loss was due to the impact of the PaPUC Restructuring Orders received by Met-Ed and Penelec. For additional information, see Note 6, Accounting for Extraordinary and Non-recurring Items.

                          INVESTMENTS IN FUCOs AND EWGs
                          -----------------------------

       GPU, Inc. has Securities and Exchange Commission (SEC) authorization to finance investments in foreign utility companies (FUCOs) and exempt wholesale generators (EWGs) up to an aggregate amount equal to 100% of GPU's average consolidated retained earnings, or approximately $2.4 billion as of December 31, 1999. At December 31, 1999, GPU, Inc. has remaining authorization to finance approximately $245 million of additional investments in FUCOs and EWGs. GPU, Inc.'s investments in FUCOs and EWGs are made through GPU Electric and the GPUI Group.

                                  GPU ELECTRIC
                                  ------------

       GPU Electric has ownership interests in electric and gas transmission and distribution businesses in England, Australia and Argentina. Through its ownership in Midlands, GPU Electric also has investments in operating generating facilities located in foreign countries totaling 4,244 megawatts (MW) (of which GPU Electric's equity interest represents 1,163 MW) of capacity. At December 31, 1999, GPU, Inc.'s aggregate investment in GPU Electric was $1.06 billion. GPU, Inc. has also guaranteed up to an additional $1.04 billion of outstanding GPU Electric obligations.

       In July 1999, GPU Electric acquired Cinergy's 50% ownership interest in Avon Energy Partners Holdings (Avon), which owns Midlands, for (pound)452.5 million (approximately US $714 million). As a result of this transaction, GPU Electric assumed debt of US $1 billion. GPU and Cinergy had jointly formed Avon in 1996 to acquire Midlands, an English regional electric company serving 2.3 million customers.

        In June 1999, National Power plc acquired all the assets and liabilities of Midlands' supply business, including obligations under Midlands' power purchase agreements, for $300 million ($150 million for GPU's share) plus an adjustment for working capital. As a result, in 1999 GPU recorded an after-tax gain on the sale of $6.8 million.

       In June 1999,  GPU Electric  acquired  Transmission  Pipelines  Australia
(TPA), a natural gas transmission business, from the State of Victoria, Australia for A$1.025 billion (approximately US $675 million). TPA (which has since been renamed GPU GasNet) was sold as part of Victoria's privatization of the natural gas industry. The GPU GasNet system encompasses 1,105 miles of transmission pipelines, and consists of two separate networks serving approximately 1.3 million residential customers and about 40,000 industrial and commercial customers throughout Victoria.

       In March 1999, GPU Electric acquired Emdersa for $375 million. Emdersa owns three electric distribution companies that serve three provinces in northwest Argentina. As a result of this transaction, GPU Electric assumed debt of US $76 million.

       For   additional   information  on  GPU's   acquisitions,   see  Note  7,
Acquisitions.

       GPU has initiated plans to raise at least US $500 million through the sale of assets and use the proceeds to reduce debt, provide funding for additional repurchases of its common stock and invest in growth initiatives. In December 1999, GPU announced that it would seek proposals to purchase at least 50% of GPU's ownership in GPU PowerNet and GPU GasNet.

       Management expects that future foreign acquisitions, if made, would likely be small in size and would serve to expand capabilities to grow the non-regulated businesses or to provide critical mass to the current portfolio of holdings. For additional information, see COMPETITIVE ENVIRONMENT AND RATE MATTERS section of Management's Discussion and Analysis.

                                   GPUI GROUP
                                   ----------

       The GPUI Group has ownership interests in six operating cogeneration plants in the US totaling 1,014 MW (of which the GPUI Group's equity interest represents 496 MW) of capacity and four operating generating facilities located in foreign countries totaling 1,229 MW (of which the GPUI Group's equity interest represents 424 MW) of capacity. At December 31, 1999, GPU, Inc.'s aggregate investment in the GPUI Group was $232 million. GPU, Inc. has also guaranteed up to an additional $29.9 million of GPUI Group obligations.

                        PLANNED ACQUISITION OF MYR GROUP
                        --------------------------------

       In December 1999, GPU, Inc. and MYR Group Inc. (MYR) entered into an agreement under which GPU would acquire the utility infrastructure construction firm for $215 million cash, or $30.10 per share of MYR common stock. Following the transaction MYR would become a wholly-owned subsidiary of GPU, Inc. The acquisition, which is subject to approval by the SEC and other conditions, is expected to be completed by the first quarter of 2000. For additional information, see Note 7, Acquisitions.

                        Market Risk Sensitive Instruments
                        ---------------------------------

      GPU Electric uses interest rate swap agreements to manage the risk of increases in variable interest rates. All of the agreements effectively convert variable rate debt, including commercial paper, to fixed rate debt. None of these swap agreements are held for trading purposes. During 1999, GPU PowerNet began a program of refinancing much of its floating rate bank borrowings with fixed rate publicly issued debt. As a result, certain swaps associated with the floating rate bank borrowings were marked to market. As of December 31, 1999, most of these positions were terminated, which resulted in swap breakage and mark to market costs of A$16.8 million (approximately US $10.9 million). The following summarizes the principal characteristics of swap agreements in effect as of December 31, 1999:



                                                     (in thousands)

                                                                                  Fixed           Variable
                   Notional          Fair    Termination       Pay/Receive       Interest       Interest Rate
                    Amount          Value(a)     Date        Characteristic        Rate          at 12/31/99
                    ------          --------   --------      --------------      --------        -----------
GPU PowerNet    A$   39,250   A$      423       10/1/00       fixed/variable        4.75%           5.22%
                A$   26,000   A$      270       10/1/00       fixed/variable        4.79%           5.22%
                A$   42,250   A$      429       10/1/00       fixed/variable        4.81%           5.22%
                A$   26,000   A$      281       10/3/00       fixed/variable        4.77%           5.15%
                A$   26,000   A$      273       10/3/00       fixed/variable        4.80%           5.15%
                A$  212,000   A$     (383)      11/6/00       fixed/variable        6.14%           5.15-5.56%
                A$  481,250   A$    2,835       11/6/02       fixed/variable        6.56%           5.15-5.56%
                A$  385,000   A$    3,246       11/8/04       fixed/variable        6.82%           5.15-5.56%
                A$   14,172   A$       98       11/6/07       fixed/variable        7.15%           5.22-5.41%
                  ---------     ---------
                A$1,251,922   A$    7,472
                  ---------     ---------

GPU GasNet      A$  112,500   A$      194        6/2/00       fixed/variable        5.37%           5.56%
                A$  375,000   A$    7,800        6/3/02       fixed/variable        5.90%           5.56%
                A$  225,000   A$   10,248        6/2/06       fixed/variable        6.33%           5.56%
                  ---------     ---------
                A$  712,500   A$   18,242
                  =========     ---------

Midlands  (pound)    65,000   (pound) 545       9/11/01       fixed/variable        5.98%           5.98%
          (pound)    60,000   (pound) 452       9/14/01       fixed/variable        6.02%           5.98%
                  ---------       -------
          (pound)   125,000   (pound) 997
                  =========    ==========

Exchange  rates  at  December  31,  1999  were  as  follows:   A$1.5244/US$  and
(pound)0.6191/US$.

(a) Represents the amount GPU Electric would (pay)/receive to terminate the swap agreements as of December 31, 1999 (prior to their scheduled termination dates).

       The amount of debt obligations covered by swap agreements and the expected variable interest rates of such debt, for each of the next five years, is as follows:

(in thousands)           GPU PowerNet                   GPU GasNet                  Midlands
                     ----------------------------------------------------------------------------

                                           Expected                     Expected                    Expected
                         Average           Variable        Average      Variable       Average      Variable
                           Debt            Interest          Debt       Interest         Debt       Interest
Year                     Covered            Rates          Covered       Rates         Covered       Rates
--------------------------------------------------------------------------------------------------------------

2000                         A$1,176,714     6.4-6.5%       A$646,875    5.8-6.3% (pound)125,000     7.15%
2001                         A$  880,423     7.2-7.5%       A$600,000    7.2-7.5% (pound) 88,542     6.91%
2002                         A$  800,214     7.4-7.6%       A$381,250    7.4-7.9%           -         -
2003                         A$  399,173     7.4-7.6%       A$225,000    7.4-7.7%           -         -
2004                         A$  335,006     7.5-7.8%       A$ 93,750    7.5-7.9%           -         -

      The expected variable interest rates included above, for the years 2000 through 2004, were provided by the financial institutions with which the swap agreements were executed, and were derived from their proprietary models based upon recognized financial principles.

      At December 31, 1999, these agreements covered approximately $1.3 billion of debt, including commercial paper, and are scheduled to expire on various dates through November 2007. For the year ended December 31, 1999, fixed rate interest expense exceeded variable rate interest by approximately $20.7 million.


      GPU Electric uses currency swap agreements to manage currency risk caused by fluctuations in the US dollar exchange rate related to debt issued in the US by Avon. These swap agreements effectively convert principal and interest payments on this US dollar debt to fixed sterling principal and interest payments, and expire on the maturity dates of the bonds. Interest expense is recorded based on the fixed sterling interest rate. The following summarizes the characteristics of the currency swap agreements as of December 31, 1999:


                                                                    Fixed            Fixed
  Currency          USD          Sterling                            Sterling           USD            USD
    Swap          Notional       Notional        Termination         Interest         Interest        Fair
    Type           Value          Value             Date               Rate             Rate          Value(a)
  --------        ---------      ---------       -----------         --------         --------        --------

 $/(pound)        $350,000      (pound)212,122    12/11/02             7.66%           6.73%          (2,838)
 $/(pound)        $100,000      (pound) 60,606    12/11/07             7.75%           7.05%          (4,776)
 $/(pound)        $150,000      (pound) 90,909    12/11/07             7.70%           7.05%          (7,604)
 $/(pound)        $250,000      (pound)153,374    03/04/08             6.94%           6.46%         (14,036)


(a) Represents the amount GPU Electric would (pay)/receive to terminate the swap agreements as of December 31, 1999 (prior to their scheduled termination dates).

                         LIQUIDITY AND CAPITAL RESOURCES
                         -------------------------------

Capital Expenditures and Investments*
------------------------------------

                                              (in millions)
                               ------------------------------------------
                               2000**  1999  1998    1997  1996   1995
                               ----    ----  ----    ----  ----   ----
    GPU Energy companies       $349  $  291  $328  $  356  $404   $462
    GPU Electric                213   1,809    59   1,800   516      -
    GPUI Group                    5      32    81     112    58    165
    GPU, Inc.                   215       -     -       -     -      -
                               ------------------------------------------
                Total          $782  $2,132  $468  $2,268  $978   $627
                                ===   =====   ===   =====   ===    ===

           * Includes acquisitions, net of cash acquired.

          ** Estimate includes $215 million for the anticipated acquisition of MYR.

GPU Energy companies

       The GPU Energy companies' capital spending was $291 million in 1999, and was used primarily to expand and improve existing transmission and distribution (T&D) facilities, for new customer connections and to implement an integrated information system. In 2000, capital expenditures for the GPU Energy companies are estimated to be $349 million, primarily for ongoing T&D system development. Expenditures for maturing long-term debt were $83 million in 1999, and are expected to total $101 million in 2000, and $51 million in 2001. Management estimates that a substantial portion of the GPU Energy companies' 2000 capital outlays will be satisfied through internally generated funds.

GPU Electric

       GPU Electric's capital spending was $1.8 billion in 1999 and primarily represents the cost of acquiring Emdersa, GPU GasNet and the remaining 50% of Midlands, and also includes $128.6 million of improvements to GPU PowerNet, Emdersa and Midlands' facilities. For 2000, infrastructure-related capital expenditures are forecasted to be $213 million. In 1999, expenditures for maturing long-term debt were $453 million, and are expected to total $475 million in 2000 and $1 billion in 2001. Capital outlays for 2000 will be satisfied through both internally generated funds and external financings.

GPUI Group

       The GPUI Group's capital spending was $32 million in 1999 and was used primarily for construction activities at one of the GPUI Group's South American investments. For 2000, capital expenditures are forecasted to be $6 million. In 1999, expenditures for maturing long-term debt were $28 million, and are expected to total $5 million in 2000 and $7 million in 2001. Capital outlays for 2000 will be satisfied through both internally generated funds and external financings.

Financing
---------

GPU, Inc.

       In January 1999, the GPU, Inc. Board of Directors authorized the repurchase of up to $350 million of GPU, Inc. common stock. Through December 31, 1999, GPU, Inc. has repurchased 6.4 million shares of common stock at an average price of $35.25 per share.

      GPU has various credit facilities in place, the most significant of which are discussed below. These credit facilities generally provide GPU bank loans at negotiable market rates.

       GPU, Inc. and the GPU Energy companies have available $450 million of short-term borrowing facilities, which include a $250 million revolving credit agreement and various bank lines of credit. In addition, GPU, Inc., JCP&L, Met-Ed and Penelec can issue commercial paper in amounts of up to $100 million, $150 million, $75 million, and $100 million, respectively. From these sources, GPU, Inc. has regulatory authority to have $250 million outstanding at any one time. JCP&L, Met-Ed and Penelec are limited by their charters or SEC authorization to $265 million, $150 million and $150 million, respectively, of short-term debt outstanding at any one time.

       GPU, Inc. has SEC approval to issue and sell up to $300 million of unsecured debentures through 2001, the proceeds from which could be utilized to repay short-term debt or to finance additional investments. Further significant investments by GPU Electric and/or the GPUI Group, or otherwise, may require GPU, Inc. to issue additional debt and/or common stock.

GPU Energy companies

       Met-Ed and Penelec have regulatory approval to issue through December 31, 2000 senior notes and preferred securities in aggregate amounts of $150 million and $275 million, respectively, of which up to $25 million for each company may consist of preferred securities. JCP&L has regulatory approval to issue through December 31, 2000, senior notes and preferred securities in the aggregate amount of $300 million. Met-Ed and JCP&L will be issuing secured senior notes (collateralized by FMBs issued to the senior note trustee) until such time as more than 80% of the outstanding FMBs are held by the senior note trustee. At that time, the FMBs will be cancelled and the outstanding senior notes will become unsecured obligations. Penelec's senior notes are unsecured.

       Current plans call for the GPU Energy companies to issue senior notes during the next three years to fund the redemption of maturing senior securities,  refinance  outstanding  senior securities and finance  construction activities. Following the initial issuance of senior notes, the GPU Energy companies would not issue any additional FMBs other than as collateral for the senior notes. The senior note indentures prohibit (subject to certain exceptions) the GPU Energy companies from issuing any debt which is senior to the senior notes.

       The GPU Energy companies' bond indentures include provisions that limit the amount of FMBs the companies may issue. The GPU Energy companies' interest coverage ratios are currently in excess of indenture restrictions. JCP&L's certificate of incorporation includes provisions that limit the amount of preferred stock it may issue. JCP&L's preferred dividend coverage ratio is currently in compliance with the charter restrictions.

      In 1999, Met-Ed and Penelec redeemed all of their outstanding shares of cumulative preferred stock for $12.5 million and $17.4 million, respectively. As a result, a reacquisition loss of $1.3 million was charged to income ($0.6 million and $0.7 million for Met-Ed and Penelec, respectively). Also in 1999, Met-Ed and Penelec redeemed all of their outstanding shares of Subsidiary-obligated mandatorily redeemable preferred securities for $100 million and $105 million, respectively.

      In 1999, JCP&L redeemed $30 million stated value of cumulative preferred stock pursuant to mandatory and optional sinking fund provisions. As a result, a reacquisition loss of $0.8 million was charged to income.

      In 1999, Penelec redeemed $600 million of FMBs with proceeds from the sale of its interest in Homer City and issued $350 million of unsecured senior notes, the proceeds from which were used to redeem or repurchase other outstanding securities, reduce short-term borrowings, fund its construction program and for other corporate purposes.

      In 1999, Met-Ed and Penelec each issued $100 million of trust preferred securities, at 7.35% and 7.34%, respectively.

GPU Electric

       GPU Capital has a $1 billion 364-day senior revolving credit agreement due in December 2000 supporting the issuance of commercial paper for its $1 billion commercial paper program established to fund GPU Electric acquisitions. GPU, Inc. has guaranteed GPU Capital's obligations under this program. At December 31, 1999, $768 million was outstanding under the commercial paper program, of which $370 million is included in long-term debt on the Consolidated Balance Sheets since it is management's intent to reissue this amount of the commercial paper on a long-term basis.

       In 1999, GPU Capital sold $373 million of commercial paper to refinance all its outstanding borrowings related to the 1996 acquisition of a 50% interest in Midlands. In addition, in 1999, GPU Capital sold $50 million of commercial paper to partially fund the acquisition of Cinergy's 50% ownership of Midlands. The Emdersa and GPU GasNet acquisitions, in 1999, were also partially funded by commercial paper sales of $323 million and $180 million, respectively.

       Also in 1999, GPU Capital borrowed A$750 million (approximately US $495 million) under a senior credit facility to fund the acquisition of GPU GasNet and (pound)245 million (approximately US $382 million) under a term loan to fund its acquisition of the remaining 50% interest in Midlands.

       GPU Australia Holdings, Inc. has $270 million available under its senior revolving credit facility due in November 2002. This facility, in combination with other GPU, Inc. credit facilities, serves as credit support for GPU Australia Holdings' $350 million commercial paper program. GPU, Inc. has guaranteed GPU Australia Holdings' obligations under this program. GPU Australia Holdings has $182 million outstanding under its commercial paper program as of December 31, 1999. In 1999, GPU Australia Holdings refinanced $350 million of outstanding long-term debt associated with the GPU PowerNet acquisition, with $345 million of commercial paper under this program.

       Austran Holdings, Inc. (Austran), a wholly-owned indirect subsidiary of GPU Electric, has a A$500 million (approximately US $328 million) commercial paper program to refinance the maturing portion of the senior debt credit facility used to finance the GPU PowerNet acquisition. GPU PowerNet has guaranteed Austran's obligations under this program. As of December 31, 1999, Austran had outstanding approximately A$420 million (approximately US $275 million) under this program.

       In 1999, Austran refinanced A$220 million (approximately US $142 million) of GPU PowerNet acquisition debt with proceeds from an Australian Dollar medium term note issuance. In connection with this debt refinancing program, a loss of A$20.3 million (approximately US $13.3 million) related to certain interest rate swap positions was reflected in GPU's 1999 earnings. In addition, Austran issued A$50 million (approximately US $32 million) of variable rate and A$120 million (approximately US $77 million) of fixed rate medium term notes, proceeds of which were used to refinance acquisition debt.

       Midlands maintains a (pound)200 million (approximately US $323 million) syndicated revolving credit facility with a bank for working capital purposes, which matures May 2001. At December 31, 1999, (pound)87 million (approximately US $140 million) was outstanding under this facility.

GPUI Group

       GPU International has a revolving credit agreement providing for borrowings through December 2000 of up to $30 million outstanding at any one time, of which up to $15 million may be utilized to provide letters of credit. GPU, Inc. has guaranteed GPU International's obligations under this agreement. At December 31, 1999, no borrowings or letters of credit were outstanding under this facility.

Capitalization
--------------

      Each of the GPU companies' target capitalization ratios is designed to provide credit quality ratings that permit capital market access at reasonable costs. The target capitalization ratios vary by subsidiary depending upon their business and financial risk. GPU's actual capitalization ratios at December 31 for the years indicated, were as follows:

                                       1999        1998        1997
                                       ----        ----        ----
Common equity                           30%         40%         35%
Preferred securities                     4           6           6
Debt                                    66          54          59
                                       ---         ---         ---
       Total                           100%        100%        100%
                                       ===         ===         ===

      The increase in the debt ratio in 1999 resulted mainly from GPU Electric's acquisitions of the following: the 50% of Midlands it did not already own; GPU GasNet; and Emdersa. Since GPU Electric now owns 100% of Midlands and must consolidate the entity, certain debt, which was previously excluded from its balance sheet under the equity method of accounting, must now be included.

      In 1999, the quarterly dividend on GPU, Inc.'s common stock was increased by 2.9% to an annualized rate of $2.12 per share. GPU, Inc.'s dividend payout rate in 1999 was 55% of earnings (excluding the non-recurring items). Management will continue to review GPU, Inc.'s dividend policy to determine how to best serve the long-term interests of shareholders.

      At December 31, 1999, Met-Ed and Penelec had retained earnings available to pay common stock dividends of $10 million and $49 million, respectively, net of amounts restricted under the companies' respective FMB indentures. In addition, Met-Ed and Penelec had capital surplus of $400 million and $285 million, respectively, which would also be available to pay common dividends, to the extent authorized by the SEC. Met-Ed and Penelec have requested SEC approval to declare and pay common dividends from their capital surplus, from time to time through December 31, 2001, so long as their common equity ratios and GPU, Inc.'s common equity ratio are not less than 30% of total capitalization. At December 31, 1999, the common equity ratios of Met-Ed, Penelec and GPU, Inc. were 43.7%, 44.4% and 30.2%, respectively.

Year 2000 Issue
---------------

       GPU has been addressing the Year 2000 issue by undertaking comprehensive reviews of its computers, software and equipment with embedded systems such as microcontrollers (together, "Year 2000 Components"), and of its business relationships with third parties, including key customers, lenders, trading partners, vendors, suppliers and service providers. GPU's Year 2000 project has not caused any material delay in the GPU information technology services group performing other planned projects.

       As of January 31, 2000, GPU believes that its Year 2000 program was effective since no significant Year 2000 issues were identified. GPU will continue to monitor its systems generally through March 31, 2000.

Costs

       The GPU Energy companies expect to spend a total of $42.3 million on the Year 2000 issue, as summarized below: $8.1 million represents the avoided costs of having to upgrade certain legacy systems, which were replaced by a new integrated information system; $7.4 million represents what would have been spent in any event for maintenance and cyclical replacement plans; $13.9 million represents the reallocation of resources to the Year 2000 project; and $12.9 million represents the incremental or out-of-pocket costs for the Year 2000 project. The GPU Energy companies are funding these costs from their operations.

       Through December 31, 1999, the GPU Energy companies have spent a total of approximately $41.8 million on the Year 2000 issue, of which $21.2 million was spent in 1999.

       GPU Electric expects to spend a total of $14 million on the Year 2000 issue. Through December 31, 1999, GPU Electric has spent a total of approximately $13.1 million on the Year 2000 issue, of which $9.3 million was spent in 1999.

       The total cost associated with the GPUI Group and GPU AR achieving Year 2000 readiness was not material to GPU's business operations or financial position.

Milestones

       GPU established Inventory, Assessment, Remediation, Testing and Monitoring of its mission-critical Year 2000 Components as the primary phases for its Year 2000 program. All stages of the Year 2000 program have been completed with the exception of Monitoring, which will be completed by March 31, 2000.

Third Party Qualification

       Due to the interdependence of computer systems and the reliance on other organizations for materials, supplies or services, GPU contacted key customers, lenders, trading partners, vendors, suppliers and service providers to assess whether they adequately addressed the Year 2000 issue.

       With respect to computer software and equipment with embedded systems, the GPU Energy companies analyzed where they are dependent upon third parties and identified several critical areas: (1) the Pennsylvania-New Jersey-Maryland
(PJM) Interconnection; (2) electric generation suppliers, such as cogeneration operators and NUGs; (3) Electronic Data Interchange (EDI) with trading partners;
(4) Electronic Funds Transfer (EFT) with financial institutions; (5) vendors; and (6) customers.

       As of January 31, 2000, GPU believes that its planning concerning the Year 2000 readiness of critical third parties was effective. As of that date, no significant Year 2000 issues have been identified.

Scenarios and Contingencies

       As of January 31, 2000, GPU believes that its Year 2000 preparations were effective relative to its mission-critical Year 2000 Components and has established contingency plans to deal promptly with problems that may arise during the monitoring phase of its Year 2000 program. GPU does not anticipate any "most reasonably likely worst case Year 2000 scenarios" that would cause a material adverse effect on its results of operations, liquidity or financial condition.

                    COMPETITIVE ENVIRONMENT AND RATE MATTERS
                    ----------------------------------------

GPU Business Plan
-----------------

       Currently, and increasingly in the future, the GPU Energy companies expect they will have to serve customers in markets where there will be capped rates for varying periods and their ability to seek rate increases will be more limited. In addition, inflation could adversely affect GPU since these increased costs may not be recoverable in an environment where there are capped rates. Since the GPU Energy companies have, to a large extent, exited the generation business, they will have to supply energy to customers who do not chose an alternate supplier largely from contracted and open market purchases. Management has identified and addressed market risks associated with these purchases through implementation of an energy risk management program. However, there can be no assurance that the GPU Energy companies will be able to supply electricity to customers at costs which will be recoverable by the respective companies.

       In October 1999, GPU initiated a program to enhance shareholder returns through planned cost reductions of $100 million ($55 million in 2000 and $45 million in 2001) by increasing operating efficiency and by making investments of $40 million to $50 million to improve the reliability of its domestic utility operations.

       The GPU Energy companies are targeting reductions of $30 million in 2000 and an additional $40 million in 2001. Cost reductions will be achieved by using new tools from its enterprise resource planning system to eliminate significant amounts of operational overhead expense and by improving the productivity of all its operations. Midlands plans cost reductions of US $25 million in 2000 and US $5 million in 2001. Cost reductions will be achieved by eliminating activities not provided for in its new regulated rate level, which will take effect in the Spring of 2000, and by realizing productivity benefits from its new systems and organization. Furthermore, GPU plans to raise at least $500 million in cash from its current investment portfolio by reducing GPU's ownership in non-core and under-performing assets.

The GPU Energy Companies' Supply Plan
-------------------------------------

       As a result of the NJBPU and the PaPUC's restructuring orders, the GPU Energy companies are required to provide generation service to customers who do not choose an alternate supplier. (For additional information, see the Provider of Last Resort and Basic Generation Service Provider sections below.) Given that the GPU Energy companies have largely divested their generation business, there will be increased market risks associated with providing generation service since the GPU Energy companies will have to supply energy to non-shopping customers from contracted and open market purchases. Under its order, JCP&L is permitted to recover reasonably and prudently incurred costs associated with providing basic generation service. The PaPUC's restructuring orders, however, generally do not allow Met-Ed and Penelec to recover their energy costs in excess of established rate caps which are in effect for varying periods. While management has implemented an energy risk management program, there can be no assurance that the GPU Energy companies will be able to supply electricity to customers that do not choose an alternate supplier at costs which will be recoverable by the respective companies.

       Following the sales in 1999 of the GPU Energy companies' generating facilities, GPU has 200 MW of capacity and related energy from Yards Creek Pumped Storage Facility (Yards Creek) remaining to meet customer needs (see Generation Asset Divestiture for a discussion of the pending sale of Oyster Creek) and an additional 704 MW of nuclear, combustion turbine and hydroelectric generation, the sales of which are pending. The GPU Energy companies also have contracts with NUG facilities totaling 1,606 MW and JCP&L has agreements with other utilities to provide for up to 584 MW (reduced to 400 MW on January 1, 2000) of capacity and related energy. The GPU Energy companies have agreed to purchase all of the capacity and energy from TMI-1 through December 31, 2001 and from Oyster Creek (following its sale) through March 31, 2003. In addition, the GPU Energy companies have the right to call the capacity of the Homer City station (942 MW) through May 31, 2001 and the capacity of the generating stations sold to Sithe Energies (Sithe)(4,117 MW) through May 31, 2002. The GPU Energy companies' remaining capacity and energy needs will be met by short- to intermediate-term commitments (one month to three years) during times of expected high energy price volatility and reliance on spot market purchases during other periods.

Provider of Last Resort
-----------------------

       Under the PaPUC Restructuring Orders, Met-Ed and Penelec customers have been permitted to shop for their generation supplier since January 1, 1999. A PaPUC approved competitive bid process was to assign provider of last resort
(PLR) service for 20% of Met-Ed and Penelec's retail customers on June 1, 2000, 40% on June 1, 2001, 60% on June 1, 2002, and 80% on June 1, 2003, to licensed generation suppliers referred to as Competitive Default Service (CDS). Any retail customers assigned to CDS may return to Met-Ed and Penelec as the default PLR at no additional charge. Met-Ed and Penelec may meet any remaining PLR obligation at rates not less than the lowest rate charged by the winning CDS provider, but no higher than Met-Ed and Penelec's rate cap. In 1999, Met-Ed and Penelec issued requests for bids to provide competitive bidding for default energy supply service for 20% of their customers, beginning in June 2000, as required by the PaPUC. In February 2000, GPU Energy announced that no bids were received in response to its offer and, as a result, it would be increasing its forward purchasing of electric power to accommodate the 20% of customers for whom it will now continue to be the default supplier. GPU estimates that these additional energy purchases will reduce its 2000 earnings per share by $0.04 to $0.08, but expects to mitigate this impact through additional common stock repurchases. GPU Energy is also developing a comprehensive solution for default energy supply service in Pennsylvania, which it plans to submit to the PaPUC.

       Management's best estimates for PLR load are based upon regional economic data, normal weather (20 year average), forecasts of retail customer shopping, and implementation of CDS. As of December 31, 1999 a hypothetical 10% increase in the cost of energy not already under contract to serve the estimated PLR load would result in an estimated $9 million decrease in pre-tax earnings during 2000.

Basic Generation Service Provider
---------------------------------

       JCP&L is required to provide basic generation services (BGS) to retail customers who choose to remain with JCP&L as generation customers for a three-year period ending July 31, 2002. The responsibility for BGS thereafter will be bid out. JCP&L's BGS rates are pre-determined for the period through July 31, 2003. Bidders will bid for the right to provide BGS during the year commencing August 1, 2002 at the pre-established BGS rates. Any payment received or required by JCP&L resulting from the bidding process will be deferred for future refund or recovery.

GPU Energy Supply Market Risk
-----------------------------

       The GPU Energy companies manage the risks associated with the purchases and sales of electric energy and natural gas which result from its obligation to provide electricity as PLR service in Pennsylvania and BGS in New Jersey. This also involves managing the purchase and sale of installed capacity and ancillary services to minimize business risk associated with its reliability obligation in the PJM Interconnection, LLC (PJM).

       The focus for the Pennsylvania operating companies is to avoid large earnings volatility due to fixed price sales to Pennsylvania customers, while cost stability for New Jersey customers is the goal for JCP&L to minimize
deferred   balances  for  BGS.  The  GPU  Energy   companies  will  transact  in
supply/hedging market instruments for hedging purposes only. Supply/risk management transactions will be made based on the objective of decreasing both price and volume uncertainty.

Market Risk - Electricity
-------------------------

       The GPU Energy companies electricity supply profile generally reflects a shortage of economic on-peak electricity, resulting in a net short position (load in excess of supply). Consequently, the GPU Energy companies are generally at risk of rising prices for electricity and electricity-related commodities. These risks may differ during some months of the year. To manage these risks, the GPU Energy companies employ a portfolio approach primarily consisting of two party forward purchases and options, but may also include NYMEX PJM electricity futures and similar instruments as they become widely available. This portfolio includes transactions of various durations ranging from one hour to greater than one year.

       The GPU Energy companies' electricity market risks can be price-related, volume-related, or cost-related as follows:

- Price-related risk refers to the price exposure associated with having to purchase amounts of electricity, installed capacity, and ancillary services for load requirements from the PJM interchange spot market. To the extent the GPU Energy companies must rely on the PJM pool to satisfy load requirements, financial exposure exists for the difference between the PJM energy and installed capacity spot market prices and the rates paid by customers.

- Volume-related risk refers to the uncertainty associated with the amount of load the GPU Energy companies are required to serve. Deregulation of the electric utility industry has resulted in the ability of their customers to purchase energy from other electric suppliers. This customer shopping, combined with deviations in weather, which affects customer energy usage, can affect the GPU Energy companies' position.

- Cost recovery-related risk refers to the financial risk associated with the potential prudency audits of the NJBPU that are part of JCP&L's deferred energy clause. Cost recovery-related risk also refers to the prudency risk associated with future NUG cost recovery under the restructuring orders approved by the PaPUC and the NJBPU which require continued mitigation of above market NUG costs.

Market Risk - Natural Gas
-------------------------

       As part of its NUG cost mitigation program, the GPU Energy companies manage the natural gas requirements of certain NUGs that produce and sell energy to JCP&L under long-term contracts. Under this obligation, the GPU

Energy companies must manage both natural gas volume and price risk in a manner that will satisfy potential prudency audits of the NJBPU. Prudently incurred costs associated with natural gas commodity and transportation for these NUGs are included in JCP&L's deferred energy clause.

       The GPU Energy companies employ a portfolio approach consisting of two party forward purchases and NYMEX natural gas futures contracts. The GPU Energy companies' natural gas market risks can be price-related, volume-related or cost recovery-related as follows:

- Price-related risk refers to the price exposure associated with having to purchase volumes of natural gas for New Jersey NUG requirements from the spot market.

- Volume-related risk refers to the uncertainty associated with the amount of natural gas required for the dispatchable NUGs.

- Cost recovery-related risk refers to the financial risk associated with the potential prudency audits of the NJBPU that are part of JCP&L's deferred energy clause.

Generation Asset Divestiture
----------------------------

       As discussed below, in 1999, the GPU Energy companies completed the sales of TMI-1 and substantially all their fossil-fuel and hydroelectric generating stations.

       Penelec sold its 50% interest in Homer City to a subsidiary of Edison Mission Energy for approximately $900 million. In addition, Penelec's 20% undivided ownership interest in the Seneca Pumped Storage Facility was sold to Cleveland Electric Illuminating Company for $43 million.

       The GPU Energy companies completed the sales of substantially all their remaining fossil fuel and hydroelectric generating facilities to Sithe for approximately $1.6 billion (JCP&L's 50% interest in Yards Creek is not included in the sale and the sales of the 66 MW Forked River combustion turbines and 19 MW York Haven hydroelectric station were postponed). The GPU Energy companies have agreed to assume up to $20 million of employee severance costs for employees not hired by Sithe. The net proceeds from the sales will be used to fund future stranded costs, invest in the reliability of the GPU Energy companies' T&D network, reduce outstanding debt, and repurchase GPU, Inc. common stock. For additional information, see Note 6, Accounting for Extraordinary and Non-recurring items.

       These sales have resulted in an after-tax gain of $37.2 million, or $0.30 per share, during 1999 for the portion of the gains related to wholesale operations and the deferral as a regulatory liability of the remaining gain of $1.3 billion pending Phase II of the Pennsylvania restructuring proceeding and a separate review by the NJBPU.

       The GPU Energy companies sold TMI-1 to AmerGen Energy Company, LLC (AmerGen), a joint venture of PECO Energy and British Energy, for a total purchase price of approximately $100 million. AmerGen will pay approximately $77 million of the purchase price which is allocable to nuclear fuel, in five annual installments, beginning in December 2000, and is obligated to make certain contingent payments to the GPU Energy companies of up to $80 million, depending on the level of energy prices through 2010. The GPU Energy companies have transferred $320 million to AmerGen for decommissioning, and AmerGen has assumed all liability and obligation for decommissioning TMI-1. This sale did not have a significant impact on 1999 earnings (a loss of $1.1 million, or $0.01 per share, was recorded related to wholesale operations) since TMI-1 had been written down to its fair market value in 1998. The majority of the amount written down and the majority of the remaining loss from the sale resulted in the deferral of $528.3 million as a regulatory asset and a charge to 1998 income of $10 million.

       In October 1999, JCP&L agreed to sell Oyster Creek to AmerGen for $10 million. As part of the terms of the transaction, AmerGen will assume full responsibility for decommissioning the plant. JCP&L will transfer at closing $430 million of decommissioning trust funds as well as funds for the station's outage cost, including the fuel reload for the next refueling outage scheduled for the Fall of 2000. AmerGen will repay these outage costs (estimated at $88 million) to JCP&L in nine equal annual installments without interest, beginning one year after the closing. The sale is subject to various conditions including the receipt of satisfactory federal and state regulatory approvals and favorable rulings by the Internal Revenue Service.

Recent Regulatory Actions
-------------------------

New Jersey Restructuring

       In May 1999, the NJBPU issued a Summary Order with respect to JCP&L's rate unbundling, stranded cost and restructuring filings. JCP&L is awaiting a more detailed order from the NJBPU. This Summary Order provides for, among other things, the following:

       - customer choice of electric generation supplier for all consumers beginning August 1, 1999 with utilities accepting customer selection of suppliers in October 1999;

       - a 5% rate reduction commencing August 1, 1999; additional reductions of 1% in 2000 and 2% in 2001; and an additional net 3% reduction in 2002 inclusive of a 5% rate refund from rates in effect as of April 30, 1997, partially offset by a 2% increase in the Market Transition Charge (MTC). The total rate reduction of 11% will remain in effect through July 2003;

       - the removal from regulation of the costs associated with providing electric generation service. JCP&L must provide BGS through July 31, 2002 to retail customers who do not choose an alternative generation supplier, after which BGS will be bid out;

       - the average shopping credits will range from 5.14 cents per KWH in 1999 to 5.40 cents in 2003;

       -   an average distribution rate of 3.35 cents per KWH;

       -   the ability to recover stranded costs;

       - the ability to securitize approximately $400 million of stranded costs associated with Oyster Creek (see below for additional information);

       - effective August 1, 1999, JCP&L is no longer subject to an earnings cap;

       - the establishment of a non-bypassable societal benefits charge to recover costs associated with nuclear plant decommissioning, demand-side management, manufactured gas plant remediation, universal service fund and consumer education; and

       - the NJBPU will conduct an annual review and assessment of the reasonableness and prudency of costs incurred by JCP&L in the procurement of energy and capacity needed to serve BGS load as well as of NUG and utility power purchase agreement stranded costs.

In addition, JCP&L will implement a non-bypassable MTC through which JCP&L will collect:

       - above-market costs associated with long-term NUG and utility power purchase agreements;

       - any under-recovered deferred costs as of August 1, 1999 resulting from JCP&L's previous levelized energy adjustment clause;

       - early retirement and severance-related costs of $130 million over 11 years should Oyster Creek be retired from service in 2000; and

       -   the amortization of Oyster Creek sunk costs, pending securitization.

       In August 1999, JCP&L filed a petition with the NJBPU requesting authorization to issue transition bonds to securitize the recovery of bondable stranded costs attributable to the projected net investment in Oyster Creek at September 1, 2000. The petition also requests that the NJBPU order provide for the imposition and collection of a usage based non-bypassable transition bond charge (TBC) and for the transfer of the bondable transition property relating to the TBC to another entity. JCP&L has amended its petition to include the up-front decommissioning and outage payments included in the Oyster Creek sale agreement.

Pennsylvania Restructuring

       In 1996, Pennsylvania adopted comprehensive  legislation (Customer Choice
Act) which provides for the restructuring of the electric utility industry. In October 1998, the PaPUC issued amended Restructuring Orders, approving Settlement Agreements entered into by Met-Ed and Penelec. An appeal by one intervenor in the restructuring proceedings is pending before the Pennsylvania Supreme Court. There can be no assurance as to the outcome of this appeal.

       The results of Met-Ed and Penelec's sale of their generating facilities (see Generation Asset Divestiture section) will be addressed in Phase II of the Pennsylvania restructuring proceeding, which is expected to begin in early 2000. In 1999, Penelec deposited a portion of the proceeds from its generation asset sale into a NUG Trust, which has a balance at December 31, 1999 of $266.7 million. To the extent Penelec incurs above-market NUG costs in excess of the CTC revenues allocated for such costs Penelec may withdraw amounts from the trust. There can be no assurance as to the outcome of these matters.

Federal Regulation

       In November 1997, the Federal Energy Regulatory Commission (FERC) issued an order to the PJM Power Pool which, among other things, directed the GPU Energy companies to implement a single-system transmission rate, effective April 1, 1998. The implementation of the single-system rate has not affected total transmission revenues; however, it has increased the pricing for transmission service in Met-Ed and Penelec's service territories and reduced the pricing for transmission service in JCP&L's service territory.

       The GPU Energy companies have requested the FERC to reconsider its ruling requiring a single-system transmission rate. The Restructuring Orders for Met-Ed and Penelec provide for a transmission and distribution rate cap exception to recover the increase in the transmission rate from Met-Ed and Penelec's retail customers in the event the FERC denies the request for reconsideration of the single-system transmission rate. The FERC's ruling may also have an effect on JCP&L's distribution rates. There can be no assurance as to the outcome of this matter.

       Several bills have been introduced in Congress providing for a comprehensive restructuring of the electric utility industry. These bills proposed, among other things, retail choice for all utility customers, the opportunity for utilities to recover their prudently incurred stranded costs in varying degrees, and repeal of both the Public Utility Regulatory Policies Act (PURPA) and the Public Utility Holding Company Act of 1935 (PUHCA).

       In April 1999, the Clinton administration introduced the Comprehensive Electricity Competition Act, which proposes a flexible mandate for customer choice by January 1, 2003, reliability standards, environmental provisions, and the repeal of both PURPA and PUHCA. The flexible mandate allows states to opt out of the mandate if they believe consumers would be better served by an alternative policy.

Nonutility Generation Agreements
--------------------------------

       Pursuant to the mandates of PURPA and state regulatory directives, the GPU Energy companies have been required to enter into power purchase agreements with NUGs for the purchase of energy and capacity which agreements have remaining terms of up to 21 years. As of December 31, 1999, facilities covered by these agreements having 1,606 MW of capacity were in service.

       The NJBPU Summary Order and PaPUC Restructuring Orders provide the GPU Energy companies assurance of full recovery of their NUG costs (including above-market NUG costs and certain buyout costs). Accordingly, the GPU Energy companies have recorded a liability of $3.2 billion on the Consolidated Balance Sheets for above-market NUG costs which is fully offset by Regulatory assets, net. In addition, JCP&L recorded a liability of $64 million for above-market utility power purchase agreements with a corresponding offset to Regulatory assets, net, since there is assurance of full recovery. The GPU Energy companies are continuing efforts to reduce the above-market costs of these agreements and will, where beneficial, attempt to renegotiate the prices of the agreements,
offer  contract   buyouts  and  attempt  to  convert   must-run   agreements  to
dispatchable agreements. There can be no assurance as to the extent to which these efforts will be successful. For additional information, see the Competition and the Changing Regulatory Environment section of Note 12 of the Notes to Consolidated Financial Statements.

       In 1998, Met-Ed entered into a buyout agreement with Solar Turbines, Inc. (Solar), contingent upon Met-Ed obtaining a final and non-appealable PaPUC order allowing for full recovery of the buyout payment through retail rates. In October 1999, Met-Ed paid Solar $51.3 million under an amended agreement which obligates Solar to refund to Met-Ed these amounts if the PaPUC rescinds its current approval of the buyout which was received as part of Met-Ed's Restructuring Order.

                              ENVIRONMENTAL MATTERS
                              ---------------------

      As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters, including but not limited to acid rain, water quality, ambient air quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new equipment, modify or replace existing and proposed equipment, remediate, decommission or cleanup waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities.

      GPU records environmental liabilities (on an undiscounted basis) where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated, and adjusts these liabilities as required to reflect changes in circumstances. At December 31, 1999, the GPU Energy companies have liabilities recorded on their balance sheets for environmental remediation totaling $66 million.

      For more information, see the Environmental Matters section of Note 12 of the Notes to Consolidated Financial Statements.

                      LEGAL MATTERS - TMI-2 ACCIDENT CLAIMS
                      -------------------------------------

      As a result of the 1979 TMI-2 accident, individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, were asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the US District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

       In 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed the ten initial "test cases," which had been selected for a test case trial as well as all of the remaining 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs appealed the District Court's ruling to the Court of Appeals for the Third Circuit. On November 2, 1999, the Third Circuit affirmed the District Court's dismissal of the ten "test cases," but set aside the dismissal of the additional pending claims, remanding them to the District Court for further proceedings. In remanding these claims, the Third Circuit held that the District Court had erred in extending its summary judgment decision to the other plaintiffs and imposing on these plaintiffs the District Court's finding that radiation exposures below 10 rems were too speculative to establish a causal link to cancer. The Court of Appeals stated that the non-test case plaintiffs should be permitted to present their own individual evidence that exposure to radiation from the accident caused their cancers.

       GPU, Inc. and the GPU Energy companies believe that the Third Circuit has misinterpreted the record before the District Court, as it applies to the non-test case plaintiffs and on November 16, 1999, filed petitions seeking a rehearing and reconsideration of the Court's decision regarding these remaining claims. The "test case" plaintiffs also requested a rehearing of the Court's decision upholding the dismissal of their claims. In January 2000, the Court of Appeals denied both petitions. The "test case" plaintiffs have stated that they intend to seek Supreme Court review of the District Court's decision. There can be no assurance as to the outcome of this litigation.

       GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.

                               ACCOUNTING MATTERS
                               ------------------

       Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," applies to regulated utilities that have the ability to recover their costs through rates established by regulators and charged to customers. In June 1997, the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) (Issue 97-4) concluded that utilities are no longer subject to FAS 71, for the relevant portion of their business, when they know details of their individual transition plans to a competitive electric generation marketplace. The EITF also concluded that utilities can continue to carry previously recorded regulated assets, as well as any newly established regulated assets (including those related to generation), on their balance sheets if regulators have assured a regulated cash flow stream to recover the cost of these assets.

       On May 24, 1999, the NJBPU issued a Summary Order regarding JCP&L's unbundling, stranded cost and restructuring filings which essentially deregulated the electric generation portion of JCP&L's business. Accordingly, in the second quarter of 1999, JCP&L discontinued the application of FAS 71 and adopted the provisions of Statement of Financial Accounting Standards No. 101 (FAS 101), "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" and EITF Issue 97-4 with respect to its electric generation operations. In 1998, Met-Ed and Penelec, in conjunction with receiving their Restructuring Orders, discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF 97-4 for their generation operations. The transmission and distribution portion of the GPU Energy companies' operations continue to be subject to the provisions of FAS 71.

       In accordance with the Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," impairment tests performed by the GPU Energy companies on the net book values of their remaining generation facilities determined that the net investment in Oyster Creek was impaired. As of December 31, 1999, this resulted in a write-down of $678 million to reflect Oyster Creek's fair market value. The total impairment amount of Oyster Creek has been reestablished as a regulatory asset since the Summary Order provides for its recovery in the restructuring process.

      Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. FAS 133 requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. GPU will be required to include its derivative transactions on its balance sheet at fair value, and recognize the subsequent changes in fair value as either gains or losses in earnings or report them as a component of other comprehensive income, depending upon the intended use and designation of the derivative as a hedge. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. GPU will adopt FAS 133 in the first quarter of 2001 and is in the process of evaluating the impact of the implementation of this statement. GPU's use of derivative instruments is intended to manage the risk of interest rate, foreign currency and commodity price fluctuations and may include such transactions as electricity and natural gas forward and futures contracts, foreign currency swaps, interest rate swaps and options. GPU does not intend to hold or issue derivative instruments for trading purposes.

STATEMENT OF MANAGEMENT

      The management of GPU, Inc. (GPU or the Company) is responsible for the information and representations contained in the consolidated financial statements and other sections of this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management makes informed judgments and estimates of the expected effects of events and transactions that are currently being reported.

      To fulfill its responsibilities for the reliability of the consolidated financial statements, management has established and maintains a system of internal control. This system provides for appropriate division of responsibilities and written policies and procedures. These policies and procedures, which include a Code of Business Conduct Policy to foster a strong ethical climate, are updated as necessary and communicated to employees throughout the GPU companies as deemed appropriate. Management continually monitors the system of internal control for compliance.

      GPU maintains an internal auditing program that independently assesses the effectiveness of the internal control system and reports findings and recommends possible improvements to management and the Audit Committee of the Board of Directors. In addition, as part of its audit of GPU's consolidated financial statements, PricewaterhouseCoopers LLP, the Company's independent accountants, considers the internal control structure in determining the nature, timing, and extent of audit procedures to be applied. Management has considered the internal auditors' and PricewaterhouseCoopers' recommendations concerning the system of internal control and has taken actions that it believed to be cost-effective in the circumstances to respond appropriately to these recommendations. While there are inherent limitations in the effectiveness of any system of internal control, management believes that, as of December 31, 1999, the Company's system of internal control provides reasonable assurance as to the integrity and reliability of the consolidated financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting.

      The Audit Committee, which consists solely of outside directors of the Company, assists the Board of Directors in fulfilling the Board's fiduciary responsibilities to the extent that such responsibilities relate to the accounting policies, procedures and controls, auditing and the quality and integrity of the financial reporting of GPU and its subsidiaries. The Audit Committee meets with management and internal auditors at least four times a year to review the discharge by each of their responsibilities. For a portion of each meeting, the Audit Committee meets individually with the independent accountants and with the internal auditors, without management present, to discuss internal control, auditing and financial reporting matters.

                       /s/ Fred D. Hafer
                       -----------------
                       Fred D. Hafer
                       Chief Executive Officer


/s/ Bruce L. Levy                         /s/ Peter E. Maricondo
-------------------------                 -----------------------
Bruce L. Levy                             Peter E. Maricondo
Chief Financial Officer                   Chief Accounting Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GPU, Inc.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, retained earnings and cash flows present fairly, in all material respects, the financial position of GPU, Inc. and Subsidiary Companies at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                         PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 10, 2000


GPU, Inc. and Subsidiary Companies

CONSOLIDATED BALANCE SHEETS

                                                           (in thousands)
December 31,                                         1999                  1998
-------------------------------------------------------------------------------


ASSETS

Utility Plant:

  Transmission, distribution and general plant        $11,240,218   $ 7,579,455
  Generation plant                                        526,228     3,445,984
                                                       ----------    ----------
      Utility plant in service (Notes 6 & 7)           11,766,446    11,025,439
  Accumulated depreciation                             (3,929,963)   (4,460,341)
                                                       ----------    ----------
      Net utility plant in service (Note 1)             7,836,483     6,565,098
  Construction work in progress                           170,317        94,005
  Other, net                                               18,128       145,792
                                                       ----------    ----------
      Net utility plant                                 8,024,928     6,804,895
                                                       ----------    ----------

Other Property and Investments:

  Equity investments                                       85,756       658,974
  Goodwill, net (Note 1)                                2,615,301       545,262
  Nuclear decommissioning trusts, at market (Note 12)     636,284       716,274
  Nuclear fuel disposal trust, at market                  119,293       116,871
  Other, net                                              837,415       262,562
                                                       ----------    ----------
      Total other property and investments              4,294,049     2,299,943
                                                       ----------    ----------

Current Assets:

  Cash and temporary cash investments                     471,548        72,755
  Special deposits                                         42,687        62,673
  Accounts receivable:
    Customers, net                                        445,745       286,278
    Other                                                 238,840       126,088
  Unbilled revenues (Note 1)                              152,263       144,076
  Materials and supplies, at average cost or less:
    Construction and maintenance                          100,807       155,827
    Fuel                                                      208        42,697
  Investments held for sale                                26,946        48,473
  Deferred income taxes (Note 8)                           72,249        47,521
  Prepayments                                             161,602        76,021
                                                       ----------    ----------
         Total current assets                           1,712,895     1,062,409
                                                       ----------    ----------

Deferred Debits and Other Assets:

  Regulatory assets, net (Notes 1 & 12)                 4,712,654     3,940,829
  Deferred income taxes (Note 8)                        2,528,393     2,004,278
  Other                                                   445,163       175,755
                                                       ----------    ----------
      Total deferred debits and other assets            7,686,210     6,120,862
                                                        ----------    ----------






      Total Assets                                    $21,718,082   $16,288,109
                                                       ==========    ==========




The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED BALANCE SHEETS

                                                             (in thousands)
December 31,                                              1999           1998
-------------------------------------------------------------------------------


LIABILITIES AND CAPITALIZATION

Capitalization:

  Common stock                                        $   331,958   $   331,958
  Capital surplus                                         1,011,721   1,011,310
  Retained earnings                                       2,426,350   2,230,425
  Accumulated other comprehensive income/(loss)              (6,341)    (31,304)
                                                         ----------   ---------
      Total                                               3,763,688   3,542,389
  Reacquired common stock, at cost                         (298,735)    (77,741)
                                                         ----------   ----------
      Total common stockholders' equity (Note 5)          3,464,953   3,464,648
  Cumulative preferred stock: (Note 4)
    With mandatory redemption                                73,167      86,500
    Without mandatory redemption                             12,649      66,478
  Subsidiary-obligated mandatorily redeemable
    preferred securities (Note 4)                           125,000     330,000
  Trust preferred securities (Note 4)                       200,000         -
  Long-term debt (Note 3)                                 5,850,596   3,825,584
                                                         ----------   ----------
      Total capitalization                                9,726,365   7,773,210
                                                         ----------   ----------

Current Liabilities:

  Securities due within one year (Notes 3 & 4)              581,147     563,683
  Notes payable (Note 2)                                  1,171,869     368,607
  Bank overdraft (Note 1)                                   224,585         -
  Obligations under capital leases (Note 11)                 48,165     126,480
  Accounts payable                                          489,075     394,815
  Taxes accrued                                             309,509      92,339
  Interest accrued                                           76,246      81,931
  Deferred credits (Note 1)                                     -         2,411
  Other                                                     732,110     377,594
                                                         ----------   ----------
      Total current liabilities                           3,632,706    2,007,860
                                                         ----------   ----------

Deferred Credits and Other Liabilities:

  Deferred income taxes (Note 8)                          3,563,078   3,044,947
  Unamortized investment tax credits                         61,364     114,308
  Three Mile Island Unit 2 future costs (Note 12)           496,944     483,515
  Power purchase contract loss liability (Note 12)        3,300,878   1,803,820
  Other                                                     936,747   1,060,449
                                                         ----------   ---------
      Total deferred credits and other liabilities        8,359,011   6,507,039
                                                         ----------   ---------



Commitments and Contingencies (Note 12)




      Total Liabilities and Capitalization             $21,718,082   16,288,109
                                                        ==========   ==========




The accompanying notes are an integral part of the consolidated financial statements.



CONSOLIDATED STATEMENTS OF INCOME

                                                                  (in thousands, except per share data)
For The Years Ended December 31,                                  1999              1998               1997
--------------------------------------------------------------------------------------------------------------
Operating Revenues (Note 1)                                    $4,757,124        $4,248,792         $4,143,379
                                                                ---------         ---------          ---------

Operating Expenses:

  Fuel     304,621                                                407,105           400,329
  Power purchased and interchanged                              1,253,228         1,122,841          1,046,906
  Deferred costs, net (Note 1)                                    (38,108)          (25,542)             6,043
  Other operation and maintenance (Note 9)                      1,495,402         1,106,913            993,739
  Depreciation and amortization (Note 1)                          542,939           522,094            467,714
  Taxes, other than income taxes (Note 9)                         190,212           219,302            357,913
                                                                ---------         ---------          ---------
       Total operating expenses                                 3,748,294         3,352,713          3,272,644
                                                                ---------         ---------          ---------

Operating Income                                                1,008,830           896,079            870,735
                                                                ---------         ---------          ---------

Other Income and Deductions:

  Allowance for other funds used during construction                  432               916                 75
  Equity in undistributed earnings of affiliates, net              89,746            72,012            (27,100)
  Other income, net                                                85,616            48,366              5,585
                                                                ---------         ---------          ---------
       Total other income and deductions                          175,794           121,294            (21,440)
                                                                ---------         ---------          ---------

Income Before Interest Charges

  and Preferred Dividends                                       1,184,624         1,017,373            849,295
                                                                ---------         ---------          ---------

Interest Charges and Preferred Dividends:

  Long-term debt and notes payable                                432,368           345,172            275,296
  Trust preferred securities                                        8,345               -                  -
  Subsidiary-obligated mandatorily
   redeemable preferred securities                                 24,627            28,888             28,888
  Other interest                                                   10,048             8,277              8,121
  Allowance for borrowed funds used
   during construction                                             (3,897)           (4,348)            (5,508)
  Preferred stock dividends of subsidiaries,
   inclusive of $2,116 loss on reacquisitions in 1999              11,006            11,243             12,524
                                                                ---------         ---------          ---------
       Total interest charges and preferred dividends             482,497           389,232            319,321
                                                                ---------         ---------          ---------

Income Before Income Taxes and Minority Interest                  702,127           628,141            529,974
  Income taxes (Note 8)                                           239,623           240,089            193,536
  Minority interest net income                                      3,490             2,171              1,337
                                                                ---------         ---------          ---------

Income Before Extraordinary Item                                  459,014           385,881            335,101
  Extraordinary item, net of income tax
   benefit of $16,300 (Note 6)                                        -             (25,755)               -
                                                                ---------         ---------          ---------
Net Income                                                     $  459,014        $  360,126         $  335,101
                                                                =========         =========          =========

Basic -   Earnings Per Average Common Share

           Before Extraordinary Item                           $     3.66        $     3.03         $     2.78
          Extraordinary Item                                          -               (0.20)               -
                                                                ---------         ---------          ---------
          Earnings Per Average Common Share                    $     3.66        $     2.83         $     2.78
                                                                =========         =========          =========
          Average Common Shares Outstanding                       125,368           127,093            120,722
                                                                =========         =========          =========

Diluted - Earnings Per Average Common Share

           Before Extraordinary Item                           $     3.66        $     3.03         $     2.77
          Extraordinary Item                                          -               (0.20)               -
                                                                ---------         ---------          ---------
          Earnings Per Average Common Share                    $     3.66        $     2.83         $     2.77
                                                                =========         =========          =========
          Average Common Shares Outstanding                       125,570           127,312            121,002
                                                                =========         =========          =========

Cash Dividends Paid Per Share                                  $    2.105        $    2.045         $    1.985
                                                                =========         =========          =========

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                  (in thousands)
For The Years Ended December 31,                                    1999              1998               1997
-------------------------------------------------------------------------------------------------------------

Net income                                                       $459,014           $360,126          $335,101
                                                                  -------            -------           -------
Other comprehensive income/(loss), net of tax: (Note 5)
   Net unrealized gain on investments                               5,838              8,987             6,374
   Foreign currency translation                                    13,859             (9,461)          (48,929)
   Minimum pension liability                                        5,266             (1,534)           (1,495)
                                                                  -------            -------           -------
      Total other comprehensive income/(loss)                      24,963             (2,008)          (44,050)
                                                                  -------            -------           -------
Comprehensive income                                             $483,977           $358,118          $291,051
                                                                  =======            =======           =======








GPU, Inc. and Subsidiary Companies

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                              (in thousands)
For The Years Ended December 31,                                1999               1998               1997
----------------------------------------------------------------------------------------------------------


Balance at beginning of year                                   $2,230,425         $2,140,712        $2,054,222
  Net income                                                      459,014            360,126           335,101
  Cash dividends declared on common stock                        (263,089)          (263,561)         (241,517)
  Other adjustments, net                                              -               (6,852)           (7,094)
                                                                ---------          ---------         ---------
Balance at end of year                                         $2,426,350         $2,230,425        $2,140,712
                                                                =========          =========         =========
















The accompanying notes are an integral part of the consolidated financial statements.

GPU, Inc. and Subsidiary Companies

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    (in thousands)
For The Years Ended December 31,                                     1999                1998                1997
-----------------------------------------------------------------------------------------------------------------

Operating Activities:

  Net income                                                     $  459,014          $  360,126          $  335,101
  Extraordinary item (net of income tax
    benefit of $16,300)                                                 -                25,755                 -
                                                                  ---------           ---------           ---------
  Income before extraordinary item                                  459,014             385,881             335,101
  Adjustments to reconcile income to cash provided:
    Depreciation and amortization                                   568,832             552,795             487,962
    Amortization of property under capital leases                    47,584              49,913              50,108
    NJBPU/PaPUC restructuring rate orders                           115,000              68,500                 -
    Gain on sale of investments, net                                (64,019)            (43,548)                -
    Equity in undistributed (earnings)/losses of
      affiliates, net of distributions received                     (62,170)            (44,621)             69,862
    Deferred income taxes and investment tax
      credits, net                                                 (717,768)           (165,860)            (29,248)
    Deferred costs, net                                             (37,841)            (24,482)              8,193
  Changes in working capital:
    Receivables                                                     (84,282)             91,285             (76,178)
    Materials and supplies                                           81,297                 704               4,803
    Special deposits and prepayments                                 42,247             (18,514)             28,371
    Payables and accrued liabilities                                (22,972)            (18,645)             49,025
  Nonutility generation contract buyout costs                       (94,034)            (54,018)            (56,550)
  Other, net                                                        (79,636)             13,476             (27,186)
                                                                  ---------           ---------           ---------
       Net cash provided by operating activities                    151,252             792,866             844,263
                                                                  ---------           ---------           ---------

Investing Activities:

  Acquisitions, net of cash acquired                             (1,670,739)                -            (1,798,338)
  Capital expenditures and investments                             (460,952)           (468,223)           (470,299)
  Proceeds from sale of investments                               2,581,151             160,244                 -
  Contributions to nonutility generation trusts                    (266,701)                -                   -
  Contributions to decommissioning trusts                          (168,657)            (51,039)            (40,283)
  Other, net                                                         61,560             (37,876)             34,500
                                                                  ---------           ---------           ---------
       Net cash provided/(required)
         by investing activities                                     75,662            (396,894)         (2,274,420)
                                                                  ---------           ---------           ---------

Financing Activities:

  Issuance of long-term debt                                      1,787,094             749,724           1,893,219
  Retirement of long-term debt                                   (1,883,850)         (1,036,110)           (184,015)
  Increase/(Decrease) in notes payable, net                         882,352             (62,292)             87,667
  Issuance of trust preferred securities                            193,070                 -                   -
  Redemption of subsidiary-obligated mandatorily
    redeemable preferred securities                                (205,383)                -                   -
  Redemption of preferred stock of subsidiaries                     (60,944)            (15,000)            (20,000)
  Capital lease principal payments                                  (51,040)            (50,663)            (49,560)
  Issuance of common stock                                              -               269,448                 -
  Reacquisition of common stock                                    (225,821)                -                   -
  Dividends paid on common stock                                   (264,448)           (258,058)           (239,597)
                                                                  ---------           ---------           ---------
       Net cash provided/(required)
         by financing activities                                    171,030            (402,951)          1,487,714
                                                                  ---------           ---------           ---------

Effect of exchange rate changes on cash                                 849              (5,365)             (4,062)
                                                                  ---------           ---------           ---------

Net increase/(decrease) in cash and temporary cash

  investments from above activities                                 398,793             (12,344)             53,495
Cash and temporary cash investments, beginning of year               72,755              85,099              31,604
                                                                  ---------           ---------           ---------
Cash and temporary cash investments, end of year                 $  471,548          $   72,755          $   85,099
                                                                  =========           =========           =========


Supplemental Disclosure:

  Interest and preferred dividends paid                          $  459,496          $  370,303          $  307,064
                                                                  =========           =========           =========
  Income taxes paid                                              $  702,355          $  333,994          $  229,373
                                                                  =========           =========           =========
  New capital lease obligations incurred                         $   37,662          $   37,793          $   41,898
                                                                  =========           =========           =========
  Common stock dividends declared but not paid                   $   64,557          $   65,917          $   60,414
                                                                  =========           =========           =========


The accompanying notes are an integral part of the consolidated financial statements.

GPU, Inc. and Subsidiary Companies

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        GPU, Inc. owns all the outstanding common stock of three domestic electric utilities -- Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). The customer service function, transmission and distribution operations and the operations of the remaining non-nuclear generating facilities of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." The nuclear generation operations of GPU Energy are conducted by GPU Nuclear, Inc.
(GPUN).  GPU Capital,  Inc. and GPU Electric,  Inc. and their  subsidiaries own, operate and fund the acquisition of electric and gas transmission and distribution systems in foreign countries, and are referred to as "GPU Electric." GPU International, Inc. and GPU Power, Inc. and their subsidiaries develop, own and operate generation facilities in the United States and foreign countries and are referred to as the "GPUI Group." Other subsidiaries of GPU, Inc. include GPU Advanced Resources, Inc. (GPU AR), which is involved in retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), which is engaged in telecommunications-related businesses; and GPU Service, Inc. (GPUS), which provides legal, accounting, financial and other services to the GPU companies. All of these companies considered together are referred to as "GPU."

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               SYSTEM OF ACCOUNTS
                               ------------------

        Certain reclassifications of prior years' data have been made to conform with the current presentation. The GPU Energy companies' accounting records are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) and adopted by the Pennsylvania Public Utility Commission (PaPUC) and the New Jersey Board of Public Utilities (NJBPU). GPU's accounting records also comply with the Securities and Exchange Commission's (SEC) rules and regulations.

                                  CONSOLIDATION
                                  -------------

        The GPU consolidated financial statements include the accounts of its wholly-owned subsidiaries and any affiliates in which it has a controlling financial interest (generally evidenced by a greater than 50% ownership interest). All significant intercompany transactions and accounts are eliminated in consolidation. GPU also uses the equity method of accounting for investments in affiliates in which it has the ability to exercise significant influence.

        Effective in the third quarter of 1999, GPU began accounting for its Midlands Electricity plc (Midlands) investment as a consolidated entity due to GPU's purchase from Cinergy Corp. (Cinergy) of the remaining 50% ownership interest in Midlands which GPU did not own. As a result of this change, GPU's remaining equity investments are no longer presented in the Notes to Consolidated Financial Statements since these investments as of December 31, 1999 are considered immaterial to GPU's results of operations and financial condition.

                              REGULATORY ACCOUNTING
                              ---------------------

        Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," applies to regulated utilities that have the ability to recover their costs through rates established by regulators and charged to customers. The GPU Energy companies' transmission and distribution operations are currently accounted for under the provisions of FAS
71. In accordance with FAS 71, GPU has deferred certain costs pursuant to actions of the NJBPU and PaPUC and is recovering or expects to recover such costs in regulated rates charged to customers. Regulatory assets and liabilities are reflected net in the Deferred Debits and Other Assets section of the Consolidated Balance Sheets. For additional information about regulatory assets and liabilities, see Note 12, Commitments and Contingencies.

        With the receipt of the NJBPU Summary Restructuring Order (Summary Order) in 1999 and the PaPUC Restructuring Orders (Restructuring Orders) in 1998, GPU determined that the GPU Energy companies' electric generation operations no longer met the criteria for the continued application of FAS 71, and therefore adopted, for that portion of its business, the provisions of Statement of Financial Accounting Standards No. 101 (FAS 101), "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" and Emerging Issues Task Force Issue 97-4 (EITF)(Issue 97-4), Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statement No. 71 "Accounting for the Effects of Certain Types of
Regulation" and No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71."

                              CURRENCY TRANSLATION
                              --------------------

        In accordance with Statement of Financial Accounting Standards No. 52 (FAS 52), "Foreign Currency Translation," balance sheet accounts of foreign operations are translated from foreign currencies into US dollars at year-end rates, while income statement accounts are translated at the average month-end exchange rates for the relevant period. The resulting translation adjustments are included in Accumulated other comprehensive income/(loss), net of deferred taxes, on the Consolidated Balance Sheets. Gains and losses resulting from foreign currency transactions are included in Net Income.

                                    REVENUES
                                    --------

        GPU recognizes operating revenues for services rendered to the end of the relevant accounting period. GPU Electric and the GPU Energy companies' electric operating revenues also include an estimate for unbilled revenues.

                                 DEFERRED COSTS
                                 --------------

        JCP&L recovers its prudently incurred generation-related costs through a Market Transition Charge (MTC) and Basic Generation Service (BGS) charge, and defers any differences between actual costs and amounts recovered from customers through rates. Met-Ed and Penelec use deferred accounting for the above-market portion of nonutility generation (NUG) costs which are collected through the Competitive Transition Charge (CTC).

                                  UTILITY PLANT
                                  -------------

        At December 31, 1999 and 1998, the GPU Energy companies' generation plants are valued at the lower of cost or market. All other utility plant and additions are valued at cost. The assets of acquired companies are carried at their fair value as of the acquisition date, less accumulated depreciation.

                                  DEPRECIATION
                                  ------------

        GPU generally provides for depreciation at annual rates determined and revised periodically, on the basis of studies, to be sufficient to depreciate the original cost of depreciable property over estimated remaining service lives, which are generally longer than those employed for tax purposes. These rates, on an aggregate composite basis, resulted in annual rates of 2.96%, 3.43% and 3.34% for the years 1999, 1998 and 1997, respectively. GPU GasNet uses the volumetric depreciation method to amortize the cost of its gas pipeline.

                              AMORTIZATION POLICIES
                              ---------------------

Accounting for TMI-2 and Forked River Investments:
-------------------------------------------------

        At December 31, 1999, $61 million is included in Regulatory assets, net on the Consolidated Balance Sheets for JCP&L's investment in Three Mile Island Unit 2 (TMI-2). JCP&L is collecting annual revenues for the amortization of TMI-2 of $9.6 million. This level of revenue will be sufficient to recover the remaining investment by 2008. Met-Ed and Penelec have collected all of their TMI-2 investment attributable to retail customers. At December 31, 1999, $56 million is included in Regulatory assets, net on the Consolidated Balance Sheets for JCP&L's Forked River project. JCP&L is collecting annual revenues for the amortization of this project of $11.2 million, which will be sufficient to recover its remaining investment by 2006. Because JCP&L has not been provided revenues for a return on the unamortized balances of the damaged TMI-2 facility and the cancelled Forked River project, these investments are being carried at their discounted present values.

Nuclear Fuel:
------------

        The GPU Energy companies amortize nuclear fuel on a unit-of-production basis. Rates are determined and periodically revised to amortize the cost of the fuel over its useful life.

        At December 31, 1999 and 1998, the liability of the GPU Energy companies for future contributions to the Federal Decontamination and Decommissioning Fund for the cleanup of uranium enrichment plants operated by the Federal Government amounted to $25 million and $28 million, respectively, and was primarily reflected in Deferred Credits and Other Liabilities-Other. Annual contributions, which began in 1993, are being made over a 15-year period. JCP&L is recovering these costs from customers through its BGS and MTC rates while Met-Ed and Penelec anticipate recovery in Phase II of their restructuring proceedings which are expected to begin in early 2000.

Goodwill:
--------

        Goodwill, resulting from GPU's purchase of various businesses, is recorded on the Consolidated Balance Sheets and amortized to expense, on a straight-line basis, over its useful life not to exceed 40 years. Goodwill amortization expense amounted to $51.6 million, $14 million and $2.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. In addition, GPU's investments accounted for under the equity method or cost method include goodwill (net of amortization) totaling $21 million and $18.5 million as of December 31, 1999 and 1998, respectively, which is amortized on a straight-line basis over 20 years. Amortization expense on this goodwill (which is reflected on the Consolidated Statements of Income in Other Income and Deductions) amounted to $1.9 million, $1.6 million and $3.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. GPU periodically reviews undiscounted projections of future cash flows from operations to assess whether any potential intangible impairment exists on its goodwill. For additional information of goodwill resulting from acquisitions, see Note 7, Acquisitions.

                            NUCLEAR FUEL DISPOSAL FEE
                            -------------------------

        The GPU Energy companies are providing for estimated future disposal costs for spent nuclear fuel at the Oyster Creek nuclear generating station (Oyster Creek) and Three Mile Island Unit 1 (TMI-1) in accordance with the
Nuclear Waste Policy Act of 1982. The GPU Energy companies entered into contracts in 1983 with the US Department of Energy (DOE) for the disposal of spent nuclear fuel. The total liability under these contracts, including interest, at December 31, 1999, all of which relates to spent nuclear fuel from nuclear generation through April 1983, amounted to $198 million, and is reflected in Deferred Credits and Other Liabilities - Other. As the actual liability is substantially in excess of the amount recovered to date from ratepayers, the GPU Energy companies have reflected such excess in Regulatory assets, net. The distribution rates presently charged to customers provide for the collection of these costs, plus interest, over a remaining period of seven years for JCP&L. Met-Ed and Penelec are recovering these costs through their respective CTC.

        The GPU Energy companies' current rates provide for the recovery of costs for spent nuclear fuel disposal costs resulting from nuclear generation subsequent to April 1983. The GPU Energy companies are making quarterly payments to the DOE based on one mill per kilowatt-hour. These remittances have ceased for TMI-1 and will cease for Oyster Creek when that facility is sold. For a discussion of the DOE's current inability to begin acceptance of spent nuclear fuel from the GPU Energy companies and other standard contract holders, see Note 12, Commitments and Contingencies.

                                  INCOME TAXES
                                  ------------

        GPU files a consolidated federal income tax return. All participants are jointly and severally liable for the full amount of any tax, including penalties and interest, which may be assessed against the group.

        Deferred income taxes, which result primarily from purchase accounting adjustments, liberalized depreciation methods, deferred costs, decommissioning funds and discounted Forked River and TMI-2 investments, reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits (ITC) are amortized over the estimated service lives of the related facilities.

                    CARRYING AMOUNTS OF FINANCIAL INSTRUMENTS
                    -----------------------------------------

        The carrying amounts of Temporary cash investments, Special deposits, Securities due within one year and Notes payable on the Consolidated Balance Sheets approximate fair value due to the short period to maturity. The carrying amounts of the Nuclear decommissioning trusts and Nuclear fuel disposal trust, whose assets are invested in cash equivalents and debt and equity securities, also approximate fair value.

                             DERIVATIVE INSTRUMENTS
                             ----------------------

        GPU's use of derivative instruments is intended primarily to manage the risk of interest rate, foreign currency and commodity price fluctuations. GPU does not intend to hold or issue derivative instruments for trading purposes.

Commodity Derivatives:
---------------------

      The GPU Energy companies use futures contracts to manage the risk of fluctuations in the market price of electricity and natural gas. These contracts qualify for hedge accounting treatment under current accounting rules since price movements of the commodity derivatives are highly correlated with the underlying hedged commodities and the transactions are designated as hedges at inception. Accordingly, under the deferral method of accounting, gains and losses related to commodity derivatives are recognized in Power purchased and interchanged in the Consolidated Statements of Income when the hedged transaction closes or if the commodity derivative is no longer sufficiently correlated. Prior to income or loss recognition, deferred gains and losses relating to these transactions are recorded in Current Assets or Current Liabilities in the Consolidated Balance Sheets.

Interest Rate Swap Agreements:
-----------------------------

      GPU Electric uses interest rate swap agreements to manage the risk of increases in variable interest rates. At December 31, 1999, these agreements covered approximately $1.3 billion of debt, including commercial paper, and were scheduled to expire on various dates through November 2007. Differences between amounts paid and received under interest rate swaps are recorded as adjustments to the interest expense of the underlying debt since the swaps are related to specific assets, liabilities or anticipated transactions. All of the agreements effectively convert variable rate debt, including commercial paper, to fixed rate debt. For the year ended December 31, 1999, fixed rate interest expense incurred in connection with the swap agreements exceeded the variable rate interest expense that would have been incurred had the swaps not been in place by approximately $20.7 million.

Currency Swap Agreements:
------------------------

      GPU Electric uses currency swap agreements to manage currency risk caused by fluctuations in the US dollar exchange rate related to debt issued in the US by Avon Energy Partners Holdings (Avon). These swap agreements effectively convert principal and interest payments on this US dollar debt to fixed sterling principal and interest payments, and expire on the maturity dates of the bonds. Interest expense is recorded based on the fixed sterling interest rate. At December 31, 1999, these currency swap agreements covered (pound)517 million (US $850 million) of debt. Interest expense would have been (pound)16.6 million (US $26.9 million) as compared to (pound)18.2 million (US $29.5 million) for the year ended December 31, 1999 had these agreements not been in place.

Indexed Swap Agreement:
----------------------

       As part of an amended power purchase agreement with Niagara Mohawk Power Corporation (NIMO), Onondaga Cogeneration L.P. (Onondaga), a GPU International subsidiary, entered into a 10-year indexed swap agreement in 1998 which is intended to provide Onondaga a fixed revenue stream. At December 31, 1999 and 1998, the indexed swap agreement is valued at $55.1 million and $62.4 million, respectively and is included in Other - Deferred Debits and Other Assets on the Consolidated Balance Sheets. This valuation was derived using the discounted estimated cash flows related to payments expected to be received by Onondaga. The indexed swap is being amortized to expense over the life of the swap agreement. As a result of the anticipated expiration of a related power put agreement between Onondaga and NIMO, GPU International expects to recognize in income the unamortized balance of the indexed swap agreement, mostly offset by a plant impairment, resulting in a slight gain in 2000.

                            ENVIRONMENTAL LIABILITIES
                            -------------------------

        GPU may be subject to loss contingencies resulting from environmental laws and regulations, which include obligations to mitigate the effects on the environment of the disposal or release of certain hazardous wastes and substances at various sites. GPU records liabilities (on an undiscounted basis) for hazardous waste sites where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated and adjusts these liabilities as required to reflect changes in circumstances.

                            STATEMENTS OF CASH FLOWS
                            ------------------------

       For the purpose of the consolidated statements of cash flows, temporary investments include all unrestricted liquid assets, such as cash deposits and debt securities, with maturities generally of three months or less. Cash flows are reported using the US dollar equivalent of the functional currencies in effect at the time of the cash transaction. The effect of exchange rate changes on cash balances held in foreign currencies are reported as a separate line item on the Consolidated Statements of Cash Flows.

       Avon and Midlands have a formal agreement with a United Kingdom bank, under which they maintain available cash balances in a number of subsidiary bank accounts and an overdraft in the main Midlands operating account. The overdraft balance was $224.6 million as of December 31, 1999, while total cash at Midlands was $274.6 million. Since Midlands manages the overdraft balance in such a way that it does not exceed the available cash balances in the other associated accounts, no interest or fees are paid under this arrangement. In effect, Midlands uses the overdraft facility to utilize the available cash in the other bank accounts. The overdraft position and the offsetting cash balances subject to this arrangement are shown on the Consolidated Balance Sheets in Bank overdraft and Cash and temporary cash investments, respectively.

2.  SHORT-TERM BORROWING ARRANGEMENTS

       At December 31, 1999 and 1998, short-term debt outstanding consisted of $1.2 billion and $369 million, respectively. GPU's weighted average interest rate on the short-term borrowings was 6.5% and 6.4% at December 31, 1999 and 1998, respectively.

       GPU has various credit facilities in place, the most significant of which are discussed below. These credit facilities generally provide GPU bank loans at negotiable market rates. In addition, commitment fees or facility fees are determined by market rates at the time the facility is put in place, and can change based on the borrower's current bond rating.

GPU, Inc. and GPU Energy companies

       GPU, Inc. and the GPU Energy companies have available $450 million of short-term borrowing facilities, which includes a $250 million revolving credit agreement and various bank lines of credit. In addition, GPU, Inc., JCP&L, Met-Ed and Penelec can issue commercial paper in amounts of up to $100 million, $150 million, $75 million, and $100 million, respectively. From these sources, GPU, Inc. has regulatory authority to have $250 million outstanding at any one time. JCP&L, Met-Ed and Penelec are limited by their charters or SEC authorization to $265 million, $150 million and $150 million, respectively, of short-term debt outstanding at any one time. As of December 31, 1999, GPU, Inc. and the GPU Energy companies had $123.5 million and $53.6 million, respectively, of short-term debt outstanding.

GPU Electric

       GPU Capital has a $1 billion 364-day senior revolving credit agreement due in December 2000 supporting the issuance of commercial paper for its $1 billion commercial paper program established to fund GPU Electric acquisitions. GPU, Inc. has guaranteed GPU Capital's obligations under this program. At December 31, 1999, $768 million was outstanding under the commercial paper program, of which $370 million is included in long-term debt on the Consolidated Balance Sheets since it is management's intent to reissue this amount of the commercial paper on a long-term basis. For additional information, see Note 3 Long-Term Debt.

       GPU Australia Holdings, Inc. has $270 million available under its senior revolving credit facility due in November 2002. This facility, in combination with other GPU, Inc. credit facilities, serves as credit support for GPU Australia Holdings' $350 million commercial paper program. GPU, Inc. has guaranteed GPU Australia Holdings' obligations under this program. At December 31, 1999, $182 million was outstanding under the commercial paper program.

       Austran Holdings, Inc. (Austran), a wholly-owned indirect subsidiary of GPU Electric, has a A$500 million (approximately US $328 million) commercial paper program to refinance the maturing portion of the senior debt credit facility used to finance the PowerNet Victoria (GPU PowerNet) acquisition. GPU PowerNet has guaranteed Austran's obligations under this program. At December 31, 1999, A$420 million (approximately US $275 million) was outstanding under this program.

       Midlands maintains a (pound)200 million (approximately US $323 million) syndicated revolving credit facility with a bank for working capital purposes, which matures May 2001. At December 31, 1999, (pound)87 million (approximately US $140 million) was outstanding under this facility.

GPUI Group

       GPU International has a revolving credit agreement providing for borrowings through December 2000 of up to $30 million outstanding at any one time, of which up to $15 million may be utilized to provide letters of credit. GPU, Inc. has guaranteed GPU International's obligations under this agreement. At December 31, 1999, no borrowings or letters of credit were outstanding under this facility.

3.  LONG-TERM DEBT

       At December 31, 1999, long-term debt outstanding consisted of the following:

                                                               (in millions)
                                                            Total         Due
                                            Interest         Debt        Within
                               Maturities    Rates        Outstanding   One Year
                               ----------    -----        -----------   --------

GPU Energy companies & GPUS:

  First mortgage bonds         2000-2027   5.35-9.48%     $1,783 (1)      $   90
  Senior notes                 2004-2019   5.75-6.63%        350               -
  Other long-term debt         2000-2039   6.76-7.69%         34               -

GPU Electric:
    Bank loans                 2000-2014   4.16-13%        2,483             475
    Bonds                      2002-2008   7.38-7.46%      1,092               -
    Commercial paper/Medium
      term notes               2000-2002   6.3 -7.65%        633 (2)           -

GPUI Group                     2000-2022   4.5 -7%            46               5
                                                           -----           -----
    Total                                                 $6,421          $  570
                                                           =====           =====

(1)    Amount is less unamortized net discount of $4.6 million.
(2)    Amount  includes $370 million of commercial  paper,  which is included in
       long-term   debt  on  the   Consolidated   Balance  Sheets  since  it  is
       management's intent to reissue this amount on a long-term basis.

       For the years 2000, 2001, 2002, 2003 and 2004, GPU has long-term debt maturities of $570 million, $1.1 billion, $1.2 billion, $260 million and $343 million, respectively. Substantially all of the utility plant owned by the GPU Energy companies is subject to the liens of their respective mortgages.

       The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to GPU for debt of the same remaining maturities and credit qualities. The estimated fair value of GPU's long-term debt, including amounts due within one year, as of December 31, 1999 and 1998 is as follows:

                                     (in millions)
                              Carrying          Fair
                               Amount           Value
                               ------           -----

                 1999         $6,421            $6,312
                 1998         $4,387            $4,455

       At December 31, 1999, GPU Electric had long-term debt outstanding of approximately $470 million, which was guaranteed by GPU, Inc. The guaranteed amount consisted of $370 million under the GPU Capital $1 billion commercial paper program and up to $100 million under the (pound)245 million credit facility used to partially fund GPU's acquisition of Cinergy's 50% interest in Midlands.

4.    PREFERRED SECURITIES

Cumulative Preferred Stock:
--------------------------

      At December 31, 1999, JCP&L had the following cumulative preferred stock outstanding:

                                Stated Value          Shares      Stated Value
Series                          per Share           Outstanding   (in thousands)
------                          ---------           -----------   --------------

With mandatory redemption:
7.52%                            $100                  340,000        $ 34,000
8.65%                            $100                  500,000          50,000
                                                     ---------         -------
           Total                                       840,000          84,000
                                                     =========
Amounts due within one year                                            (10,833)
                                                                       -------
           Total                                                      $ 73,167
                                                                       =======

Without mandatory redemption:
4%                                 $100                125,000        $ 12,500
                                                     =========
Premium                                                                    149
                                                                       -------
         Total                                                        $ 12,649
                                                                       =======

       The fair value of the preferred stock with mandatory redemption, including amounts due within one year at December 31, 1999 and 1998, was $86.5 million and $94.7 million, respectively. The 7.52% and 8.65% Series are callable at various prices above their stated values beginning in 2002 and 2000, respectively. The 7.52% Series is to be redeemed ratably over twenty years, beginning in 1998. The 8.65% Series is to be redeemed ratably over six years beginning in 2000. The shares with mandatory redemption have redemption requirements of $10.8 million for each year of the next five years.

       The 4% Series is callable at a price above its stated value. At December 31, 1999, JCP&L could call this series for $13.3 million.

      In 1999, Met-Ed and Penelec redeemed all of their outstanding shares of cumulative preferred stock for $12.5 million and $17.4 million, respectively. As a result, a reacquisition loss of $1.3 million was charged to income.

      During 1999, JCP&L redeemed all of its outstanding shares of 7.88% cumulative preferred stock with a stated value of $25 million and $5 million stated value of its 7.52% cumulative preferred stock pursuant to mandatory and optional sinking fund provisions. As a result, a reacquisition loss of $0.8 million was charged to income. During 1998, JCP&L redeemed $5 million stated value of its 7.52% cumulative preferred stock and $10 million stated value of its 8.48% cumulative preferred stock pursuant to mandatory and optional sinking fund provisions. JCP&L's total redemption cost for 1999 and 1998 was $30.9 million and $15 million, respectively.

Subsidiary-Obligated Mandatorily Redeemable Preferred Securities:
----------------------------------------------------------------

       JCP&L Capital, L.P., Met-Ed Capital, L.P. and Penelec Capital, L.P. are special-purpose partnerships in which a subsidiary of JCP&L, Met-Ed and

       Penelec, respectively, is the sole general partner. In 1995, JCP&L Capital, L.P. issued $125 million at 8.56% (5 million shares at $25 per share) of mandatorily redeemable preferred securities (MIPS) and in 1994, Met-Ed Capital, L.P. and Penelec Capital, L.P. issued $100 million at 9% (4 million shares at $25 per share) and $105 million at 8.75% (4.2 million shares at $25 er share), respectively, of MIPS. The proceeds were loaned to JCP&L, Met-Ed and Penelec, respectively, which, in turn, issued their deferrable interest subordinated debentures to the partnerships. In 1999, Met-Ed and Penelec redeemed all of their outstanding shares of MIPS for $100 million and $105 million, respectively. At December 31, 1999, JCP&L's outstanding shares of MIPS had a fair value of $120.6 million.

       The MIPS of JCP&L Capital, L.P. mature in 2044 and are redeemable at the option of JCP&L beginning in May of 2000 at 100% of their principal amount, or earlier under certain limited circumstances, including the loss of the federal tax deduction for interest paid on the subordinated debentures. JCP&L has fully and unconditionally guaranteed payment of distributions, to the extent there is sufficient cash on hand to permit such payments and legally available funds, and payments on liquidation or redemption of its Preferred Securities. Distributions on the MIPS (and interest on the subordinated debentures) may be deferred for up to 60 months, but JCP&L, may not pay dividends on, or redeem or acquire, any of its cumulative preferred or common stock until deferred payments on its subordinated debentures are paid in full.

Trust Preferred Securities:
--------------------------

       In 1999, $100 million of trust preferred securities were issued on behalf of each of Met-Ed and Penelec at 7.35% and 7.34%, respectively. The trust preferred securities were issued by Met-Ed Capital Trust and Penelec Capital Trust and represent a beneficial interest in the trust equal to a cumulative preferred limited partnership interest in Met-Ed Capital II, L.P. and Penelec Capital II, L.P. The preferred securities are the sole assets of the trust and the only revenues of the trust will be distributions on the trust preferred securities. Each trust security has entitled the holder to receive quarterly cash distributions. Met-Ed and Penelec unconditionally guaranteed the payments by Met-Ed Capital II, L.P. and Penelec Capital II, L.P., respectively.

       The fair value of the Met-Ed and Penelec trust preferred securities at December 31, 1999 was $81 million and $80.8 million, respectively.

5.    STOCKHOLDERS' EQUITY

      The following table presents information relating to the common stock ($2.50 par value) of GPU, Inc.:

                                    1999                1998            1997
                                    ----                ----            ----

Authorized shares               350,000,000          350,000,000    350,000,000
Issued shares                   132,783,338          132,783,338    125,783,338
Reacquired shares                10,977,798            4,787,657      4,950,727
Outstanding shares              121,805,540          127,995,681    120,832,611
Outstanding restricted units        283,602              268,360        247,955
Outstanding stock options           394,750              335,950           -

      In 1999, GPU, Inc. reacquired 6.4 million shares of common stock at a total cost of $225.8 million.

      Pursuant to the 1990 Employee Stock Plan (as restated to reflect amendments through June 3, 1999), awards may be granted in the form of incentive stock options, nonqualified stock options, restricted shares of common stock, restricted units and stock appreciation rights, which may accompany options. In 1999, 1998 and 1997, GPU, Inc. issued restricted units to officers representing rights to receive shares of common stock, on a one-for-one basis, at the end of the restriction period. The number of shares eventually issued will depend upon the degree to which GPU's performance goals have been met for the restriction period and could range from 0% to 200% of the originally awarded units plus additional units resulting from reinvested dividend equivalents. In 1999, GPU, Inc. granted stock options to its officers to purchase 90,600, 1,000 and 1,000 shares at $42.9375, $34.50 and $34.6875 per share, respectively. In 1998, GPU, Inc. granted stock options to its officers to purchase 305,950 and 30,000 shares at $36.625 per share and $44.25 per share, respectively. All options have an exercise price equal to the fair market value of GPU, Inc. common stock on the grant date. Options are exercisable in accordance with the terms set forth in the Stock Option Agreement. In 1999 and 1998, no options were exercised.

      Since 1997, pursuant to the Deferred Stock Unit Plan for Outside Directors, restricted units were issued to outside directors representing rights to receive shares of GPU, Inc. common stock, on a one-for-one basis. All restricted units are considered common stock equivalents and, accordingly, are reflected in the computation of diluted earnings per share shown on the Consolidated Statements of Income. The restricted units accrue dividend equivalents on a quarterly basis, which are reinvested in additional restricted units.

      In 1999, 1998 and 1997, through the above-mentioned plans, officers and outside directors were awarded 56,994, 53,260 and 64,941 restricted units, respectively. In 1999, 1998 and 1997, also through those plans, GPU, Inc. issued a total of 20,215, 20,611 and 54,491 shares of common stock, respectively, from previously reacquired shares.

      In 1996, GPU adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for employee stock-based compensation. As permitted by FAS 123 GPU continues to follow the intrinsic value method set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees" and disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The pro forma effects on net income resulting from the application of the fair value-based method of accounting defined in FAS 123 are immaterial.

Accumulated Other Comprehensive Income/(Loss):
----------------------------------------------

      In 1997, GPU adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." At December 31, 1999 and 1998, GPU had on the
 Consolidated Balance Sheets the following amounts in Accumulated other comprehensive income/(loss):
                                                                (in thousands)
                                                               1999       1998
                                                               ----       ----
Net unrealized gains on investments                       $ 34,183    $ 28,345
Foreign currency translation                               (40,518)    (54,377)
Minimum pension liability                                  (     6)     (5,272)
                                                           -------      ------
     Accumulated other comprehensive income/(loss)        $( 6,341)   $(31,304)
                                                            ======      ======

      The   components  of  the  change  in  accumulated   other   comprehensive
income/(loss), and the related tax effects, for the years 1999, 1998 and 1997 are as follows:

                                                   (in thousands)
                                                Amount    Income Tax    Amount
                                                Before     (Expense)    Net of
                                                 Taxes      Benefit      Taxes

1999

Net unrealized gains on investments            $12,516     $ (4,680)    $ 7,836
Adjustment for amounts included in income       (1,998)         -        (1,998)
                                                ------      -------      ------
     Net change in accumulated other
       comprehensive income                     10,518       (4,680)      5,838
                                                ------      -------      ------
Foreign currency translation adjustments        19,735       (6,907)     12,828
Adjustment for amounts included in income        1,586         (555)      1,031
                                                ------      -------      ------
     Net change in accumulated other
       comprehensive income                     21,321       (7,462)     13,859
                                                ------      -------      ------
Minimum pension liability                        8,957       (3,691)      5,266
                                                ------      -------      ------
     Total change in accumulated other
       comprehensive income/(loss)             $40,796     $(15,833)    $24,963
                                                ======      =======      ======

1998

Net unrealized gains on investments           $ 13,235      $(4,248)   $  8,987
                                               -------       ------     -------
Foreign currency translation adjustments       (23,295)       8,233     (15,062)
Adjustment for amounts included in income        8,737       (3,136)      5,601
                                               -------       ------     -------
     Net change in accumulated other
       comprehensive income                    (14,558)       5,097      (9,461)
                                               -------       ------     -------
Minimum pension liability                       (2,605)       1,071      (1,534)
                                               -------       ------     -------
     Total change in accumulated other
       comprehensive income/(loss)            $ (3,928)     $ 1,920    $ (2,008)
                                               =======       ======     =======

1997
----

Net unrealized gains on investments       $ 10,895      $(4,521)     $  6,374
Foreign currency translation adjustments   (73,115)      24,186       (48,929)
Minimum pension liability                   (2,541)       1,046        (1,495)
                                           -------       ------       -------
     Total change in accumulated other
       comprehensive income/(loss)        $(64,761)     $20,711      $(44,050)
                                           =======       ======       =======


6.  ACCOUNTING FOR EXTRAORDINARY AND NON-RECURRING ITEMS

JCP&L Restructuring Write-off:
-----------------------------

        In 1999, the NJBPU issued a Summary Order regarding JCP&L's unbundling, stranded cost and restructuring filings. Accordingly, in 1999 JCP&L discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF 97-4 with respect to its electric generation operations. The transmission and distribution operations of JCP&L continue to be subject to the provisions of FAS 71.

        In 1999, JCP&L recorded a reduction in operating revenues of $115 million relating to the Summary Order which resulted in an after-tax charge to earnings of $68 million, or $0.54 per share. This reduction reflects JCP&L's obligation to refund to customers 5% from rates in effect as of April 30, 1997. The refund will be made to customers from August 1, 2002 through July 31, 2003.

      Since JCP&L is no longer subject to FAS 71 for the generation portion of its business, GPU performed an impairment test on Oyster Creek in accordance with Statement of Financial Accounting Standards No. 121 (FAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This test determined that JCP&L's net investment in Oyster Creek, including plant, nuclear fuel and materials and supplies inventories, was impaired. This investment was written down by a total of $678 million (pre-tax) in 1999 to reflect the plant's fair market value. This impairment, which was recorded as an extraordinary deduction, was reversed and reestablished as a regulatory asset since the Summary Order provides for rate recovery.

Generation Asset Divestiture:
----------------------------

      As discussed below, in 1999, the GPU Energy companies completed the sales of TMI-1 and substantially all of their fossil-fuel and hydroelectric stations.

      The GPU Energy companies sold TMI-1 to AmerGen Energy Company, LLC (AmerGen), a joint venture of PECO Energy and British Energy, for a total purchase price of approximately $100 million. The sale did not have a significant impact on 1999 earnings since TMI-1 had been written down to its fair market value in 1998. The majority of the amount written down and the majority of the remaining loss from the sale resulted in the deferral of $528.3 million as a regulatory asset pending separate and further reviews by the NJBPU and the PaPUC (Phase II of the Pennsylvania restructuring proceedings).

      The GPU Energy companies completed the sales of substantially all their fossil fuel and hydroelectric generating facilities to Sithe Energies (Sithe) for approximately $1.6 billion (JCP&L's 50% interest in Yards Creek was not included in the sale and the sales of the 66 MW Forked River combustion turbines and 19 MW York Haven hydroelectric station were postponed). The sale resulted in the recording of an after-tax gain of $13.4 million in 1999 for the portion of the gain related to wholesale operations and the deferral of the remaining pre-tax gain of $706.5 million as a regulatory liability pending separate and further reviews by the NJBPU and the PaPUC.

      Penelec sold its 20% interest in the Seneca Pumped Storage Hydroelectric Generating Station to The Cleveland Electric Illuminating Company for $43 million. The sale resulted in the recording of an after-tax gain of $1.2 million in 1999 for the portion of the gain related to wholesale operations and the deferral of the remaining pre-tax gain of $30.2 million as a regulatory liability pending further review by the PaPUC.

      Penelec sold its 50% interest in the Homer City Station to a subsidiary of Edison Mission Energy for approximately $900 million. As a result, Penelec recorded an after-tax gain of $22.6 million in 1999 for the portion of the gain related to wholesale operations and deferred as a regulatory liability the remaining pre-tax gain of $590.7 million pending further review by the PaPUC.

      Midlands sold its electric supply business to National Power plc for approximately $300 million. As a result, in 1999 GPU recorded an after-tax gain on the sale of $6.8 million.

      For information on JCP&L's pending sale of Oyster Creek, see Note 12, Commitments and Contingencies.

Pennsylvania Restructuring Write-offs:
-------------------------------------

      In 1998, Met-Ed and Penelec received PaPUC Restructuring Orders which, among other things, essentially removed from regulation the costs associated with providing electric generation service to Pennsylvania consumers, effective January 1, 1999. Accordingly, in 1998 Met-Ed and Penelec discontinued the application of FAS 71 and adopted the provisions of FAS 101 and EITF Issue 97-4 with respect to their electric generation operations. The transmission and distribution operations of Met-Ed and Penelec continue to be subject to the provisions of FAS 71.

      As a result of the Restructuring Orders, Met-Ed and Penelec recorded an extraordinary charge of $25.8 million (after-tax) or $0.20 per share and a non-recurring charge of $40 million (after-tax), or $0.32 per share, for customer refunds of 1998 revenues and for the establishment of a sustainable energy fund.

      In accordance with FAS 121, impairment tests were performed and determined that the net investment in TMI-1 was impaired at December 31, 1998, resulting in a  write-down  of $518  million  (pre-tax) to reflect  TMI-1's fair market value. Of the amount written down for TMI-1, $508 million was reestablished as a regulatory asset because management believes it is probable of recovery in the restructuring process and $10 million (the FERC jurisdictional portion) was charged to expense as an extraordinary item in 1998.

Windfall Profits Tax Write-off:
------------------------------

      In 1997, the Government of the United Kingdom imposed a windfall profits tax on privatized utilities, including Midlands. As a result, a one-time charge to income of $109.3 million, or $0.90 per share, was taken in 1997.

7.    ACQUISITIONS

                 Empresa Distribuidora Electrica Regional, S.A.
                 ----------------------------------------------

       In March 1999, GPU Electric acquired Empresa Distribuidora Electrica Regional, S.A. (Emdersa) for US $375 million. The fair value of the assets acquired totaled approximately $320 million and the amount of liabilities assumed totaled approximately $153 million, including debt of $76 million. Emdersa owns three electric distribution companies that serve three provinces in northwest Argentina.

       The acquisition was financed through the issuance of commercial paper by GPU Capital, guaranteed by GPU, Inc., and a $50 million capital contribution from GPU, Inc.

       The acquisition has been accounted for under the purchase method of accounting. The total acquisition cost exceeded the estimated value of net assets by approximately $208 million. This excess is considered goodwill and is being amortized on a straight-line basis over 40 years.

                        Transmission Pipelines Australia
                        --------------------------------

        In June 1999, GPU Electric  acquired  Transmission  Pipelines  Australia
(TPA), a natural gas transmission business, from the State of Victoria, Australia for A$1.025 billion (approximately US $675 million). TPA has been renamed GPU GasNet. The fair value of the assets acquired totaled approximately US $704 million and the amount of liabilities assumed totaled approximately US $116 million.

        The acquisition was financed through: (1) an A$750 million (approximately US $495 million) senior credit facility, which is non-recourse to GPU, Inc.; and (2) an equity contribution from GPU Capital of A$275 million (approximately US $180 million) provided through the issuance of commercial paper guaranteed by GPU, Inc.

        The acquisition has been accounted for under the purchase method. The total acquisition cost exceeded the estimated value of net assets acquired by approximately $88 million. This excess is considered goodwill and is being amortized on a straight-line basis over 40 years.

                            Midlands Electricity plc
                            ------------------------

        In July 1999, GPU Electric acquired Cinergy's 50% ownership interest in Avon, which owns Midlands, for (pound)452.5 million (approximately US $714 million). GPU and Cinergy had jointly formed Avon in 1996 to acquire Midlands. The fair value of the assets acquired totaled approximately US $2.1 billion and the liabilities totaled approximately US $1.5 billion, including debt of US $1 billion.

        GPU Electric financed the acquisition through a combination of equity and debt. The equity was funded from: (1) a US $250 million contribution from GPU, Inc., and (2) the issuance of US $50 million of commercial paper by GPU Capital, which is guaranteed by GPU, Inc. The debt has been provided through a two-year (pound)245 million (approximately US $382 million) credit agreement entered into by EI UK Holdings, of which GPU, Inc. has guaranteed approximately US $100 million.

        As a result of GPU's purchase of Cinergy's 50% ownership in Midlands, effective in the third quarter of 1999, GPU began accounting for Midlands as a consolidated entity, rather than under the equity method of accounting as was previously the practice. Consequently, Goodwill, net on the Consolidated Balance Sheet increased by approximately $1.8 billion in the third quarter of 1999. Of this amount, $1.7 billion relates to the previous 1996 acquisition of Midlands by GPU and Cinergy and approximately $119 million represents goodwill resulting from GPU's purchase of Cinergy's 50% share of Midlands. The goodwill is being amortized on a straight-line basis over 40 years.

        Concurrent with GPU's July 1999 acquisition of the 50% of Midlands which it did not already own, GPU began to evaluate existing restructuring plans and formulate additional plans to reduce operating expenses and achieve ongoing cost reductions. As of December 31, 1999, GPU had identified and approved a cost reduction plan. At the acquisition date, Midlands had recorded a liability of $28.6 million related to previous cost reduction plans. GPU retained $25.7 million of this liability, related to contractual termination and other severance benefits for 276 employees identified in a 1999 business process reengineering project. GPU identified an additional 355 employees (234 in Engineering Services, 38 in metering, 21 in Network Services and 62 from other specific functions) to be terminated as part of the plan and recorded an additional liability of $39.3 million. A net charge of $18.2 million for GPU's 50% share of these adjustments is included in expense and the other 50% was recorded as a purchase accounting adjustment.

        As of December 31, 1999, $7.2 million of severance benefits had been paid to 172 of these employees. The remaining severance liability of $29.5 million for the remaining 459 employees is included in Other current liabilities, and $28.3 million to be funded out of pension plan assets is included as a pension liability. Management expects the plan will be substantially completed by June 2000.

      The following unaudited pro forma consolidated results of operations for the years 1999 and 1998 presents information assuming Emdersa, GPU GasNet and the 50% of Midlands GPU did not already own were acquired January 1, 1998. The pro forma amounts include certain adjustments, primarily to recognize interest expense, amortization of goodwill and depreciation of assets having stepped-up bases, and are not necessarily indicative of the actual results that would have been realized had the acquisitions occurred on the assumed date of January 1, 1998, nor are they necessarily indicative of future results. The pro forma operating results are for information purposes only and are as follows:

                                       1999                     1998
--------------------------------------------------------------------------------
      (in thousands, except       As                       As
     per share data)           Reported   Pro Forma*    Reported     Pro Forma*
--------------------------------------------------------------------------------

Revenues                     $ 4,757,124  $ 6,030,514   $ 4,248,792  $ 6,901,012
Income before extra-
  ordinary item              $   459,014  $   493,449   $   385,881  $   441,776
Net income                   $   459,014  $   493,449   $   360,126  $   416,021
Basic and Diluted earnings
  per share before
  extraordinary item         $      3.66  $      3.94   $      3.03  $      3.47
Basic and Diluted earnings

  per share                  $      3.66  $      3.94   $      2.83  $      3.27

* Unaudited

                                  GPU PowerNet
                                  ------------

      In 1997, GPU Electric acquired the business of GPU PowerNet from the State of Victoria, Australia for A$2.6 billion (approximately US $1.9 billion). The fair value of the assets acquired totaled approximately US $2 billion and the amount of liabilities assumed totaled approximately US $142.9 million. GPU PowerNet owns and operates the high-voltage electricity transmission system in the State of Victoria serving an area of approximately 87,900 square miles and a population of approximately 4.5 million.

      The acquisition was financed through: (1) a senior debt credit facility of A$1.9 billion (approximately US $1.4 billion), which is non-recourse to GPU, Inc.; (2) a five-year US $450 million bank credit agreement which is guaranteed by GPU, Inc.; and (3) an equity contribution from GPU, Inc. of US $50 million.

      The acquisition was accounted for under the purchase method of accounting. The total acquisition costs exceeded the estimated value of net assets by A$877 million (approximately US $537 million). This excess is considered goodwill and is being amortized on a straight-line basis over 40 years.

      GPU PowerNet has been included in GPU's consolidated financial statements since its purchase on November 6, 1997. The unaudited consolidated pro forma information for 1997, assuming debt financing and an acquisition date of January 1, 1997, is as follows: operating revenues of $4.32 billion; net income of $327 million; basic earnings per share of $2.71 and; diluted earnings per share of $2.70. The pro forma results, which are for information purposes only, are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed date of January 1, 1997, nor are they necessarily indicative of future results.

                      Planned Acquisition of MYR Group Inc.
                      -------------------------------------

        In December 1999, GPU, Inc., and MYR Group Inc. (MYR) entered into an agreement under which GPU has agreed to acquire the utility infrastructure construction firm for $215 million cash, or $30.10 per share of MYR common stock. Following the acquisition, MYR would become a wholly-owned subsidiary of GPU, Inc. The acquisition, which is subject to approval by the SEC and other conditions, is expected to be completed in the first quarter of 2000. The acquisition will be initially financed through short-term debt and will be accounted for under the purchase method of accounting.

8.     INCOME TAXES

       As of December 31, 1999 and 1998, Regulatory assets, net, on the Consolidated Balance Sheets reflected $296 million and $450 million, respectively, of Income taxes recoverable through future rates (primarily related to liberalized depreciation), and Income taxes refundable through future rates of $28 million and $53 million, respectively (related to unamortized ITC). These net regulatory assets are substantially due to the recognition of amounts not previously recorded with the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1993.

       A summary of the components of deferred taxes as of December 31, 1999 and 1998 follows:



                                                    (in millions)


       Deferred Tax Assets                                   Deferred Tax Liabilities
       -------------------                                   ------------------------

                                       1999       1998                                       1999        1998
                                       ----       ----                                       ----        ----
       Current:                                              Current:
       Unbilled revenue             $    12      $   31      Revenue taxes                  $    5      $    8
       Deferred energy                    -           -      Deferred energy                     3           4
                                                                                             -----       -----
       Other                             60          16      Total                          $    8      $   12
                                     ------       -----                                      =====       =====
          Total                     $    72      $   47
                                     ======       =====
       Noncurrent:                                           Noncurrent:
       Unamortized ITC              $    36      $   70      Liberalized
       Decommissioning                   77         151        Depreciation:
       Contributions in aid                                    Previously flowed
          of construction                28          26         through                     $  222      $  202
       Cumulative transla-                                     Future revenue
        tion adjustment                  22          29         requirements                   147         155
                                                                                             -----       -----
       Above-market NUGs                798         748         Subtotal                       369         357
       Customer transition                                   Liberalized
          charge                        533        534         depreciation                    659         719
       Revenue subject to                                   Customer transition
          refund                         47         23         charge                        1,451       1,684
       Generation revenue                                   Net loss on
          requirements                   47         44         generation asset
                                                               sales                           218           -
       Net gain on                                          Other                              866         285
                                                                                             -----       -----
          generation asset
          sales                         499          -         Total                        $3,563      $3,045
                                                                                             =====       =====
       Other                            441        379
                                      -----      -----
          Total                      $2,528     $2,004
                                      =====      =====

       The reconciliations of net income to book income subject to tax and of the federal statutory rate to combined federal and state effective tax rates are as follows:

                                                   (in millions)
                                      1999             1998            1997
                                      ----             ----            ----

Net income                            $459             $360            $335
Preferred stock dividends                9               11              13
Loss on preferred stock reacquisition    2                -               -
Income tax expense                     294              250             234
                                       ---              ---             ---
   Book income subject to tax         $764*            $621*           $582*
                                       ===              ===             ===

Federal statutory rate                  35%              35%             35%
State tax, net of federal benefit        5                5               4
Amortization of ITC                     (6)              (1)             (2)
Other, net                               4                1               3
                                       ---              ---             ---
   Effective income tax rate            38%              40%             40%
                                       ===              ===             ===

* Includes pre-tax foreign operations income of $331 million, $238 million and $34 million, of which $85 million, $88 million and $20 million, respectively for 1999, 1998 and 1997, are included in Equity in undistributed earnings/(loss) of affiliates in the Consolidated Statements of Income.

Federal and state income tax expense is comprised of the following:

                                                       (in millions)
                                                 1999      1998      1997
                                                 ----      ----      ----
Provisions for taxes currently payable:

   Domestic                                     $ 775      $290      $206
   Foreign                                         60        22        40
                                                 ----       ---       ---
        Total provision for taxes               $ 835      $312      $246

Deferred income taxes:
   Liberalized depreciation                     $(252)     $  2      $ 14
   Foreign deferred taxes                          80        31         4
   Unbilled revenues                               19         -        (8)
   Gain/(loss) on sale of property               (406)        -         -
   Decommissioning                                 87       (19)       (5)
   PA Restructuring (FAS 71)                       61       (15)        -
   Global settlement                                2        (8)        -
   Pension expense/Voluntary Enhanced
     Retirement Programs                           (1)       (8)      (10)
   Nonutility generation contract buyout costs    (14)      (11)        5
   Provision for rate refunds                     (47)      (10)        -
   OPEBs                                            2       (12)        5
   Other                                          (25)       (3)       (7)
                                                  ---       ----      ---
        Deferred income taxes, net               (494)      (53)       (2)
                                                 ----       ---       ---
Amortization of ITC, net                          (47)       (9)      (10)
                                                 ----       ---       ---
        Income tax expense                      $ 294      $250      $234
                                                 ====       ===       ===

      The foreign taxes in the above table for 1999, 1998 and 1997, include $53 million ($16 million Current; $37 million Deferred), $27 million ($10 million Current; $17 million Deferred) and $41 million ($37 million Current; $4 million Deferred) in foreign tax expense which is netted in Equity in undistributed earnings/(loss) of affiliates in the Consolidated Statements of Income. Included in the ITC Amortization is the recognition of $36 million of ITC benefit resulting from the sale of generation plants.

      The Internal Revenue Service (IRS) has completed its examinations of GPU's federal income tax returns through 1995.

9.  SUPPLEMENTARY INCOME STATEMENT INFORMATION

      Maintenance expense and other taxes charged to operating expenses consisted of the following:

                                                        (in millions)
                                             1999           1998           1997
                                             ----           ----           ----
Maintenance                                  $210           $202           $216
                                              ===            ===            ===
Other taxes:
  New Jersey Transitional Energy

        Facility Assessment                  $ 59           $ 67              -
  New Jersey unit tax                           -              -           $211
  Pennsylvania state gross receipts            54             79             81
  Real estate and personal property            39             23             27
  Value Added and Stamp taxes (U.K.)            6              -              -
  Other                                        33             50             39
                                              ---            ---            ---
        Total                                $191           $219           $358
                                              ===            ===            ===

10.  EMPLOYEE BENEFITS

Pension Plans and Other Postretirement Benefits:
-----------------------------------------------

      GPU maintains defined benefit pension plans covering substantially all employees. GPU also provides certain retiree health care and life insurance benefits for substantially all US employees who reach retirement age while working for GPU. The following tables provide a reconciliation of the changes in the plans' benefit obligation and fair value of assets for the years ended December 31, 1999 and 1998, a statement of the funded status of the plans, the amounts recognized in the Consolidated Balance Sheets as of December 31, 1999 and 1998 and the weighted average assumptions used in the measurement of the benefit obligation. The pension benefit disclosure amounts for the year 1999 reflect the acquisition of the remaining 50% of Midlands stock by GPU in July of that year. Accordingly, the July 1999 benefit obligation and fair value of plan assets balances for Midlands are shown next to the line items entitled "Acquisitions" and the post-acquisition amounts occurring in the second half of 1999 are included in the tables.

                                                                                        Other
                                                                                    Postretirement
(in millions)                                     Pension Benefits                     Benefits
                                                  ----------------                  --------------

                                               1999                1998             1999           1998
                                               ----                ----             ----           ----
Change in benefit obligation:
Benefit obligation
 at January 1:                              $ 1,897.0         $ 1,791.7         $  790.5       $  798.0
Acquisitions                                  1,502.5               -                -              -
Service cost                                     46.2              36.1             15.9           16.4
Interest cost                                   158.0             121.6             52.2           54.4
Plan amendments                                   2.5               9.6              -             (6.0)
Actuarial (gain)/loss and
 Other items                                   (182.8)             26.2            (36.9)         (55.7)
Currency exchange                                (4.0)              -                -              -
Benefits paid                                  (171.0)           (123.9)           (39.8)         (30.2)
Curtailments and settlements                   (139.4)              6.8            (44.8)          12.5
Termination benefits                             48.8              28.9              -              1.1
                                             --------          --------          -------        -------
Benefit obligation
 at December 31:                            $ 3,157.8         $ 1,897.0         $  737.1       $  790.5
                                             ========          ========          =======        =======

Change in plan assets:
Fair value of plan assets
 at January 1:                              $ 2,258.8         $ 2,033.3         $  507.1       $  403.0
Acquisitions                                  1,710.2               -                -              -
Actual return on plan assets                    579.4             342.9             61.0           78.9
Employer contributions                            1.8               6.5             15.0           55.4
Benefits paid                                  (171.0)           (123.9)           (39.8)         (30.2)
Currency exchange                                (5.8)              -                -              -
Settlement and other items                      (30.0)              -                -              -
                                             --------          --------           -------        -------
Fair value of plan assets
 at December 31:                            $ 4,343.4         $ 2,258.8         $  543.3          507.1
                                             ========          ========          =======        =======



                                                                                        Other
                                                                                    Postretirement
(in millions)                                     Pension Benefits                     Benefits
                                                  ----------------                  --------------

                                               1999            1998               1999           1998
                                               ----            ----               ----           ----

Funded Status:
Funded status at December 31:               $ 1,185.6         $   361.8         $ (193.8)      $ (283.4)
Unrecognized net actuarial

 (gain)/loss                                   (953.0)           (439.5)           (54.2)         (37.8)
Unrecognized prior service cost                  21.5              27.6              2.9            4.3
Unrecognized net transition

  (asset)/obligation                             (1.4)             (1.9)           143.3          210.7
                                             --------           --------          -------       -------

Net amount recognized                       $   252.7         $   (52.0)        $ (101.8)      $ (106.2)
                                             ========           ========          =======        =======

Amounts recognized in the Consolidated
 Balance Sheet at December 31:

Prepaid benefit cost                        $   297.2         $    42.0         $   24.2       $   43.8
Accrued benefit liability                       (45.3)           (103.0)          (126.0)        (150.0)
Intangible asset                                  0.8               -                -              -
Accumulated other comprehensive
 income       -                                   5.3               -                -
Deferred income taxes                             -                 3.7              -              -
                                             --------          --------          -------          -----

Net amount recognized                       $   252.7         $   (52.0)        $ (101.8)      $ (106.2)
                                             ========          ========          =======        =======

Weighted average assumptions as
 of December 31:

Discount rate                                    7.0%             6.75%             7.5%     6.75%
Expected return on plan assets                   8.1%              8.5%             8.5%      8.5%
Rate of compensation increase                    4.7%              4.5%             -         -

The following tables provide the components of net periodic pension and other postretirement benefit costs. As previously discussed, the 1999 net periodic pension cost reflects post-acquisition amounts related to Midlands for the second half of the year.

                                                        (in millions)
Pension Plans:                                    1999       1998       1997
                                                  ----       ----       ----

Service cost                                    $ 46.2     $ 36.1      $ 31.1
Interest cost                                    158.0      121.6       122.2
Expected return on plan assets                  (198.0)    (140.1)     (131.5)
Amortization of transition (asset)/obligation     (0.5)      (0.5)       (0.5)
Other amortization                                 2.1        1.1         0.2
                                                 -----      -----       -----

Net periodic pension cost                       $  7.8     $ 18.2      $ 21.5
                                                 =====      =====       =====

      In 1999, the effect of increasing the discount rate assumption for the US pension plans from 6.75% to 7.5% resulted in a $162 million decrease in the benefit obligation as of December 31, 1999. In 1998, the effect of decreasing the discount rate assumption from 7% to 6.75% was partially offset by the effect of decreasing the salary scale assumption from 5% to 4.5% and resulted in a $35 million increase in the benefit obligation as of December 31, 1998.

      The above net periodic pension cost amount for 1999 excludes pre-tax credits of $31 million, of which $30 million was deferred for return to customers, resulting from employee terminations related to generation asset divestiture. The above net periodic pension cost amount for 1998 excludes pre-tax charges of $30 million, of which $22 million was deferred pending future rate recovery, resulting from early retirement programs in 1998.

                                                        (in millions)
Other Postretirement Benefits:                      1999     1998    1997
                                                    ----     ----    ----

Service cost                                      $ 15.9   $ 16.4  $ 10.7
Interest cost                                       52.2     54.4    51.7
Expected return on plan assets                     (37.5)   (29.5)  (23.7)
Amortization of transition (asset)/obligation       14.6     15.8    16.8
Other amortization                                   1.6      5.0     2.3
                                                   -----    -----   -----

  Net periodic postretirement benefit cost          46.8     62.1    57.8
Deferred for future recovery                         -        -     (13.0)
                                                   -----    -----   -----
   Postretirement benefit cost, net of deferrals  $ 46.8   $ 62.1  $ 44.8
                                                   =====    =====   =====

         In 1999, the effect of increasing the assumption associated with medical inflation rates was partially offset by the effect of increasing the discount rate assumption from 6.75% to 7.5% and resulted in a $45 million increase in the benefit obligation as of December 31, 1999. In 1998, the effect of decreasing the assumption relating to the long-term medical cost of managed care plans was partially offset by the effect of decreasing the discount rate assumption from 7% to 6.75% and resulted in a $40 million decrease in the benefit obligation as of December 31, 1998. The benefit obligation was determined by application of the terms of the medical and life insurance plans, including the effects of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates of 10% for those not eligible for Medicare and 11% for those eligible for Medicare, then decreasing gradually to 6% in 2010 and thereafter. These costs also reflect the implementation of an annual cost-cap of 6% for individuals who retire after December 31, 1995 and reach age 65. The effect of a 1% change in these assumed cost trend rates would increase or decrease the benefit obligation by $39.2 million or $36.9 million, respectively. In addition, such a 1% change would increase or decrease the aggregate service and interest cost components of net periodic postretirement health-care cost by $3.5 million or $3.4 million, respectively.

      The above net periodic postretirement benefit cost amount for 1999 excludes pre-tax charges of $3 million, which was deferred pending future rate recovery, resulting from employee terminations related to generation asset divestiture. The above net periodic postretirement benefit cost amount for 1998 excludes pre-tax charges of $20 million, of which $12 million was deferred pending future rate recovery, resulting from early retirement programs in 1998.

      In JCP&L's 1993 base rate proceeding, the NJBPU allowed JCP&L to collect $3 million annually for incremental postretirement benefit costs, charged to expense, and recognized as a result of FAS 106. Based on the final order, and in accordance with EITF Issue 92-12, "Accounting for OPEB Costs by Rate-

Regulated Enterprises," JCP&L has deferred the amounts above that level. A 1997 Stipulation of Final Settlement (Final Settlement) allows JCP&L to recover and amortize the deferred balance at December 31, 1997 over a fifteen-year period. In addition, the Final Settlement allows JCP&L to recover current amounts accrued pursuant to FAS 106, including amortization of the transition obligation. Met-Ed has deferred the incremental postretirement benefit costs associated with the adoption of FAS 106 and in accordance with EITF Issue 92-12, as authorized by the PaPUC in its 1993 base rate order. In accordance with EITF Issue 92-12, effective January 1998, Met-Ed has ceased deferring these costs. The approximately one-third generation-related portion of the deferred balance at December 31, 1997 is to be recovered in rates over a twelve-year period pursuant to the PaPUC's Restructuring Orders. The remaining two-thirds for the transmission and distribution-related portion is to be amortized over a fourteen-year period beginning January 1999, pursuant to the Restructuring Orders. In 1994, Penelec determined that its FAS 106 costs, including costs deferred since January 1993, were not probable of recovery and charged those deferred costs to expense.

Savings Plans:
-------------

      GPU also maintains savings plans for substantially all US employees. These plans provide for employee contributions up to specified limits and various levels of employer matching contributions. The matching contributions for GPU for 1999, 1998 and 1997 were $14 million, $13.6 million and $12.6 million, respectively.

11.  LEASES

GPU Energy companies

      The GPU Energy companies' capital leases consist primarily of leases for nuclear fuel. Nuclear fuel capital lease obligations at December 31, 1999 and 1998 totaled $48 million and $126 million, respectively.

      Prior to the sale of TMI-1 to AmerGen in December 1999, the GPU Energy companies had nuclear fuel lease agreements with nonaffiliated fuel trusts for the plant. Upon the sale of TMI-1, the related fuel leases were terminated and all outstanding amounts due under the related credit facility were paid. The Oyster Creek fuel lease agreement will be terminated upon the sale of Oyster Creek to AmerGen. Lease expense consists of an amount designed to amortize the cost of the nuclear fuel as consumed plus interest costs. For the years ended December 31, 1999, 1998 and 1997, these amounts were $53 million, $54 million and $49 million, respectively.

      Met-Ed and JCP&L have sold and leased back a portion of their respective ownership interests in the Merrill Creek Reservoir project . The annual minimum lease payments under these operating leases, which have remaining terms of 33 years, range from approximately $3.6 million to $6.7 million over the next five years, net of reimbursements from sublessees. Met-Ed believes that its Merrill Creek lease payments will be a recoverable stranded cost in Phase II rate proceedings pending before the PaPUC. JCP&L is recovering its

Merrill Creek lease payments, net of reimbursements, through distribution rates.

GPUI Group

      A subsidiary of GPU International sold and leased back an electric cogeneration facility for an initial term of eleven years (facility lease) for which GPU, Inc. has guaranteed payments of up to $8.1 million. In addition, a 20-year site lease was entered into commencing in 1993. The leases are accounted for as operating leases and rent expense is recorded on a straight-line basis over the initial 11-year term of the facility lease. Rent expense at December 31, 1999 and 1998 totaled $12.3 million and $11.3 million, respectively. The minimum lease payments for 2000, 2001, 2002, 2003 and 2004 are $13.4 million, $14.1 million, $14.8 million, $15.8 million and $12 million, respectively.

12.  COMMITMENTS AND CONTINGENCIES

               COMPETITION AND THE CHANGING REGULATORY ENVIRONMENT
               ---------------------------------------------------

Generation Asset Divestiture:
----------------------------

      In 1999, the GPU Energy companies completed the sales of TMI-1 and substantially all of their fossil and hydroelectric generating stations. For additional information on the completed sales, see Note 6, Accounting for Extraordinary and Non-recurring Items.

      In October 1999, JCP&L agreed to sell Oyster Creek to AmerGen for $10 million and reimbursement of the cost (estimated at $88 million) of the next scheduled refueling outage. This transaction is subject to the receipt of various federal and state regulatory approvals.

      JCP&L and Public Service Electric & Gas Company (PSE&G) each hold a 50% undivided ownership interest in Yards Creek Pumped Storage Facility (Yards Creek). In December 1998, JCP&L filed a petition with the NJBPU seeking a declaratory order that PSE&G's right of first refusal to purchase JCP&L's ownership interest at its current book value under a 1964 agreement between the companies is void and unenforceable. Management believes that the fair market value of JCP&L's ownership interest in Yards Creek is substantially in excess of its December 31, 1999 book value of $22 million. There can be no assurance as to the outcome of this matter.

Stranded Costs and Regulatory Restructuring Orders:
--------------------------------------------------

      With the current market price of electricity being below the cost of some utility-owned generation and power purchase commitments, and the ability of customers to choose their energy suppliers, certain costs, which generally would be recoverable in a regulated environment, may not be recoverable in a competitive environment. These costs are generally referred to as stranded costs.

       In 1998, the PaPUC issued Restructuring Orders to Met-Ed and Penelec which, among other things, provide for Met-Ed and Penelec's recovery of a substantial portion of what otherwise would have become stranded costs, and provide for a Phase II proceeding following the completion of their generation divestitures to make a final determination of the extent of that stranded cost recovery. An appeal by one intervenor in the restructuring proceedings is pending before the Pennsylvania Supreme Court. There can be no assurance as to the outcome of this appeal.

       In April 1999, JCP&L entered into a settlement agreement with several parties to its stranded cost and rate unbundling proceedings, pending before the NJBPU. In May 1999, the NJBPU issued a Summary Order, approving the settlement with certain modifications. Among other things, the Summary Order provides for full recovery of JCP&L's stranded costs. The Summary Order did not address the pending sale of Oyster Creek, because at the time the Summary Order was issued, it was uncertain whether the plant would be sold or retired early. As a result of the NJBPU's actions, in the second quarter of 1999, JCP&L recorded a reduction in operating revenues of $115 million reflecting JCP&L's obligation to make refunds to customers. JCP&L is awaiting a final order from the NJBPU. For additional information, see Note 6, Accounting for Extraordinary and Non-recurring Items.

      Under the NJBPU and the PaPUC restructuring orders, the GPU Energy companies are required to provide generation service to customers who do not choose an alternate supplier. As noted above, the GPU Energy companies have sold or agreed to sell substantially all of their generation assets. Consequently, there will be increased market risks associated with providing generation service since the GPU Energy companies will have to supply energy almost entirely from contracted and open market purchases. Under the Summary Order, JCP&L is permitted to recover reasonable and prudently incurred costs associated with providing basic generation service and to defer the portion of these costs that cannot be recovered currently. The PaPUC's Restructuring Orders, however, generally do not allow Met-Ed and Penelec to recover their costs, including their energy costs in excess of established rate caps. An inability of the GPU Energy companies to supply electricity to customers who do not choose an alternate supplier at a cost recoverable under their capped rates, would have an adverse effect, which may be material, on GPU's results of operations.

Generation Agreements:
---------------------

      The  emerging  competitive   generation  market  has  created  uncertainty
regarding the forecasting of the GPU Energy companies' energy supply needs, which has caused the GPU Energy companies to seek shorter-term agreements offering more flexibility. The GPU Energy companies' supply plan focuses on short- to intermediate-term commitments (one month to three years) covering times of expected high energy price volatility (that is, peak demand periods) and reliance on spot market purchases during other periods.

        As of December 31, 1999, the GPU Energy companies have entered into agreements with third party suppliers to purchase capacity and energy. Payments pursuant to these agreements, which include firm commitments as well as certain assumptions regarding, among other things, call/put arrangements and the timing of the pending Oyster Creek sale, are estimated to be $709 million in 2000, $565 million in 2001, $328 million in 2002, $144 million in 2003 and $44 million in 2004.

      Pursuant to the mandates of the federal Public Utility Regulatory Policies Act and state regulatory directives, the GPU Energy companies have been required to enter into power purchase agreements with NUGs for the purchase of energy and capacity which have remaining terms of up to 21 years. The rates under virtually all of the GPU Energy companies' NUG agreements are substantially in excess of current and projected prices from alternative sources. The projected cost of energy from new generation supply sources has also decreased due to improvements in power plant technologies and lower forecasted fuel prices. The following table shows actual payments from 1997 through December 31, 1999, and estimated payments thereafter through 2004.

                          Payments Under NUG Agreements
                          -----------------------------
                                  (in millions)

                         Total  JCP&L   Met-Ed   Penelec
                         -----  -----   ------   -------

         1997             759    384     172      203
         1998             788    403     174      211
         1999             774    388     167      219
         2000             794    405     157      232
         2001             778    410     154      214
         2002             799    422     158      219
         2003             802    413     163      226
         2004             808    407     168      233

      The NJBPU Summary Order and PaPUC Restructuring Orders provide the GPU Energy companies assurance of full recovery of their NUG costs (including above-market NUG costs and certain buyout costs). Accordingly, the GPU Energy companies have recorded, on a present value basis, a liability for above-market NUG costs of $3.2 billion on the Consolidated Balance Sheets which is fully offset by Regulatory assets, net. In addition, JCP&L recorded a liability of $64 million for above-market utility power purchase agreements with a corresponding offset to Regulatory assets, net, since there is also assurance of full recovery of these costs. The GPU Energy companies are continuing efforts to reduce the above-market costs of these agreements and will, where beneficial, attempt to renegotiate the prices of the agreements, offer contract buyouts and attempt to convert must-run agreements to dispatchable agreements. There can be no assurance as to the extent to which these efforts will be successful.

      In 1997, the NJBPU approved a Stipulation of Final Settlement which, among other things, provided for the recovery of costs associated with the buyout of the Freehold Cogeneration power purchase agreement (Freehold buyout). The NJBPU approved the cost recovery of up to $135 million, over a seven-year period, on an interim basis subject to refund. The NJBPU's Summary Order provides for the continued recovery of the Freehold buyout in the MTC, but has not altered the interim nature of such recovery, pending a final decision by the NJBPU. There can be no assurance as to the outcome of this matter.

                               ACCOUNTING MATTERS
                               ------------------

      JCP&L, in 1999, and Met-Ed and Penelec in 1998, discontinued the application of FAS 71, and adopted the provisions of FAS 101, and EITF Issue 97-4 with respect to their electric generation operations. The transmission and distribution portion of the GPU Energy companies' operations continue to be subject to the provisions of FAS 71.

      Regulatory assets, net as reflected in the December 31, 1999 and December 31, 1998 Consolidated Balance Sheets in accordance with the provisions of FAS 71 and EITF Issue 97-4 were as follows:

                                                             (in thousands)
                                                         ---------------------

                                                         1999             1998
                                                      -----------       --------
Market transition charge (MTC) / basic
  generation service (NJ)                              $2,358,844    $      -
Competitive transition charge (CTC) (PA)                  803,064     1,023,815
Reserve for generation divestiture                        536,904     1,527,985
Power purchase contract loss not in CTC (PA)              369,290       369,290
Costs recoverable through distribution rates (NJ)         296,841           -
Income taxes recoverable through future rates, net        280,268       396,937
Three Mile Island Unit 2 (TMI-2)
  decommissioning costs                                   100,794       119,571
Societal benefits charge (NJ)                             116,941           -
Other postretirement benefits                              25,335        73,770
Nonutility generation contract buyout costs                   -         123,208
Unamortized property losses (NJ)                              -          80,287
Net investment in TMI-2 (NJ)                                  -          65,787
Environmental remediation (NJ)                                -          50,214
Above market NUG deferral costs                          (252,348)      (16,067)
Other, net                                                 76,721       126,032
                                                        ---------     ---------
     Total regulatory assets, net                      $4,712,654    $3,940,829
                                                        =========     =========

      Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. FAS 133 requires that companies recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. GPU will be required to include its derivative transactions on its balance sheet at fair value, and recognize the subsequent changes in fair value as either gains or losses in earnings or report them as a component of other comprehensive income, depending upon the intended use and designation of the derivative as a hedge. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. GPU will adopt FAS 133 in the first quarter of 2001 and is in the process of evaluating the impact of the implementation of this statement. GPU's use of derivative instruments is intended to manage the risk of interest rate, foreign currency and commodity price fluctuations and may include such transactions as electricity and natural gas forward and futures contracts, foreign currency swaps, interest rate swaps and options. GPU does not intend to hold or issue derivative instruments for trading purposes.

                               NUCLEAR FACILITIES
                               ------------------

Investments:
-----------

      In December 1999, the GPU Energy companies sold TMI-1 to AmerGen for approximately $100 million. In addition, JCP&L has agreed to sell Oyster Creek to AmerGen for $10 million and reimbursement of the cost (estimated at $88 million) of the next refueling outage. TMI-2, which was damaged during a 1979 accident, is jointly owned by JCP&L, Met-Ed and Penelec in the percentages of 25%, 50% and 25%. JCP&L's net investment in TMI-2 at December 31, 1999 and 1998 was $61 million and $66 million, respectively. JCP&L is collecting revenues for TMI-2 on a basis which provides for the recovery of its remaining investment in the plant by 2008. Met-Ed and Penelec's remaining investments in TMI-2 were written off in 1998 after receiving the PaPUC's Restructuring Orders.

      Costs associated with the operation, maintenance and retirement of nuclear plants have continued to be significant and less predictable than costs associated with other sources of generation, in large part due to changing regulatory requirements, safety standards, availability of nuclear waste disposal facilities and experience gained in the construction and operation of nuclear facilities. Also, not all risks associated with the ownership or operation of nuclear facilities may be adequately insured or insurable. Consequently, the recovery of costs associated with nuclear projects, including replacement power, any unamortized investment at the end of each plant's useful life (whether scheduled or premature), the carrying costs of that investment and retirement costs, is not assured.

TMI-2:
------

       As a result of the 1979 TMI-2 accident, individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, were asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the US District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

       At the time of the TMI-2 accident, as provided for in the Price-Anderson Act, the GPU Energy companies had (a) primary financial protection in the form of insurance policies with groups of insurance companies providing an aggregate of $140 million of primary coverage, (b) secondary financial protection in the form of private liability insurance under an industry retrospective rating plan providing for up to an aggregate of $335 million in premium charges under such plan, and (c) an indemnity agreement with the Nuclear Regulatory Commission
(NRC) for up to $85 million, bringing their total financial protection up to an aggregate of $560 million. Under the

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secondary level, the GPU Energy companies are subject to a retrospective premium charge of up to $5 million per reactor, or a total of $15 million.

       In 1995, the US Court of Appeals for the Third Circuit ruled that the Price-Anderson Act provides coverage under its primary and secondary levels for punitive as well as compensatory damages, but that punitive damages could not be recovered against the Federal Government under the third level of financial protection. In so doing, the Court of Appeals referred to the "finite fund" (the $560 million of financial protection under the Price-Anderson Act) to which plaintiffs must resort to get compensatory as well as punitive damages.

       The Court of Appeals also ruled that the standard of care owed by the defendants to a plaintiff was determined by the specific level of radiation which was released into the environment, as measured at the site boundary, rather than as measured at the specific site where the plaintiff was located at the time of the accident (as the defendants proposed). The Court of Appeals also held that each plaintiff still must demonstrate exposure to radiation released during the TMI-2 accident and that such exposure had resulted in injuries. In 1996, the US Supreme Court denied petitions filed by GPU, Inc. and the GPU Energy companies to review the Court of Appeals' rulings.

       In 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed the ten initial "test cases," which had been selected for a test case trial as well as all of the remaining 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs appealed the District Court's ruling to the Court of Appeals for the Third Circuit. In November 1999, the Third Circuit affirmed the District Court's dismissal of the ten "test cases," but set aside the dismissal of the additional pending claims, remanding them to the District Court for further proceedings. In remanding these claims, the Third Circuit held that the District Court had erred in extending its summary judgment decision to the other plaintiffs and imposing on these plaintiffs the District Court's finding that radiation exposures below 10 rems were too speculative to establish a causal link to cancer. The Court of Appeals stated that the non-test case plaintiffs should be permitted to present their own individual evidence that exposure to radiation from the accident caused their cancers.

       GPU, Inc. and the GPU Energy companies believe that the Third Circuit has misinterpreted the record before the District Court as it applies to the non-test case plaintiffs, and in November 1999, filed petitions seeking a rehearing and reconsideration of the Court's decision regarding the remaining claims. The "test case" plaintiffs also requested a rehearing of the Court's decision upholding the dismissal of their claims. In January 2000, the Court of Appeals denied both petitions. The "test case" plaintiffs have stated that they intend to seek, and GPU, Inc. and the GPU Energy companies are considering whether to seek, Supreme Court review of the District Court's decision. There can be no assurance as to the outcome of this litigation.

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


       GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.

                         NUCLEAR PLANT RETIREMENT COSTS
                         ------------------------------

       Retirement costs for nuclear plants include decommissioning the radiological portions of the plants and the cost of removal of nonradiological structures and materials. The disposal of spent nuclear fuel is covered separately by contracts with the DOE.

       In 1995, a consultant to GPUN performed site-specific studies of TMI-2 and Oyster Creek (updated in 1998), that considered various decommissioning methods and estimated the cost of decommissioning the radiological portions and the cost of removal of the nonradiological portions of each plant, using the prompt removal/dismantlement method. GPUN management has reviewed the methodology and assumptions used in these studies, is in agreement with them, and believes the results are reasonable. Under NRC regulations, JCP&L is making periodic payments to complete the funding for Oyster Creek retirement costs by the end of the plant's license term of 2009. The TMI-2 funding completion date is 2014, consistent with TMI-2's remaining in long-term storage. The NRC may require an acceleration of the decommissioning funding for Oyster Creek if the pending sale is not completed and the plant is retired early. The retirement cost estimates under the 1995 site-specific studies, assuming decommissioning of TMI-2 and Oyster Creek in 2014 and 2009, respectively, are as follows (in 1999 dollars):

                                                        (in millions)
                                                                  Oyster
                                                      TMI-2       Creek
                                                      -----       -----

Radiological decommissioning                          $435        $591
Nonradiological cost of removal                         34*         32
                                                       ---         ---
    Total                                             $469        $623
                                                       ===         ===

* Net of $12.6 million spent as of December 31, 1999.

Each of the GPU Energy companies is responsible for retirement costs in proportion to its respective ownership percentage. The ultimate cost of retiring the GPU Energy companies' nuclear facilities may be different from the cost estimates contained in these site-specific studies. Also, the cost estimates contained in these site-specific studies are significantly greater than the decommissioning funding targets established by the NRC.

       The 1995 Oyster Creek site-specific study was updated in 1998 in response to the previously announced potential early closure of the plant in 2000. An early shutdown would increase the retirement costs shown above to $632 million ($600 million for radiological decommissioning and $32 million for nonradiological cost of removal). Both estimates include substantial spending for an on-site dry storage facility for spent nuclear fuel and significant costs for storing the fuel until the DOE complies with the Nuclear Waste Policy Act of 1982. For additional information, see OTHER COMMITMENTS AND CONTINGENCIES section.

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       Upon  the  sale of  TMI-1,  AmerGen  assumed  all  TMI-1  decommissioning liabilities and the GPU Energy companies transferred $320 million to AmerGen for decommissioning.

       The agreements to sell Oyster Creek to AmerGen provide, among other things, that upon financial closing, JCP&L will transfer $430 million in decommissioning trust funds to AmerGen, which will assume all liability for decommissioning Oyster Creek.

       The GPU Energy companies charge to depreciation expense and accrue retirement costs based on amounts being collected from customers. Customer collections are contributed to external trust funds. These deposits, including the related earnings, are classified as Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets.

        The NJBPU has granted JCP&L annual revenues for Oyster Creek retirement costs of $22.5 million based on the 1995 site-specific study. In August 2000, the recovery of Oyster Creek retirement cost escalates to $34.4 million annually if the plant is retired in 2000.

        In the Restructuring Orders, the PaPUC granted Met-Ed and Penelec recovery of TMI-1 decommissioning costs of $103.4 million and $67.8 million, respectively, as part of the CTC. These amounts, which are computed on a present value basis, are based on the 1995 site-specific study and will be adjusted in Phase II of Met-Ed and Penelec's restructuring proceedings, once the net proceeds from the generation asset divestiture are determined.

      In the event JCP&L does not complete the pending sale of Oyster Creek, management believes that any retirement costs, in excess of those currently recognized for ratemaking purposes, should be recoverable from customers.

      The estimated liabilities for TMI-2 future retirement costs (reflected as Three Mile Island Unit 2 future costs on the Consolidated Balance Sheets) as of December 31, 1999 and December 31, 1998 are $497 million and $484 million, respectively. These amounts are based upon the 1995 site-specific study estimates (in 1999 and 1998 dollars, respectively) discussed above and an estimate for remaining incremental monitored storage costs of $27 million as of December 31, 1999 and $29 million as of December 31, 1998, as a result of TMI-2's entering long-term monitored storage in 1993. The GPU Energy companies are incurring annual incremental monitored storage costs of approximately $1.8 million.

       Offsetting the $497 million liability at December 31, 1999 is $193 million which management believes is probable of recovery from customers and included in Regulatory assets, net on the Consolidated Balance Sheets, and $355 million in trust funds for TMI-2 and included in Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets. Earnings on trust fund deposits are included in amounts shown on the Consolidated Balance Sheets under Regulatory assets, net. TMI-2 decommissioning costs charged to depreciation expense in 1999 amounted to $14.3 million.

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


       The NJBPU has granted JCP&L revenues for TMI-2 retirement costs based on the 1995 site-specific estimates. In addition, JCP&L is recovering its share of TMI-2 incremental monitored storage costs. The PaPUC Restructuring Orders granted Met-Ed and Penelec recovery of TMI-2 decommissioning costs as part of the CTC, but also allowed Met-Ed and Penelec to defer as a regulatory asset those amounts that are above the level provided for in the CTC.

       At December 31, 1999, the accident-related portion of TMI-2 radiological decommissioning costs is considered to be $77 million, which is based on the 1995 site-specific study estimate (in 1999 dollars). In connection with rate case resolutions at the time, JCP&L, Met-Ed and Penelec have made contributions to irrevocable external trusts relating to their shares of the accident-related portions of the decommissioning liability in the amounts of $15 million, $40 million and $20 million, respectively. These contributions were not recoverable from customers and have been expensed. The GPU Energy companies will not pursue recovery from customers for any amounts contributed in excess of the $77 million accident-related portion referred to above.

       JCP&L intends to seek recovery for any increases in TMI-2 retirement costs, and Met-Ed and Penelec intend to seek recovery for any increases in the nonaccident-related portion of such costs, but recognize that recovery cannot be assured.

                                    INSURANCE
                                    ---------

        GPU has insurance (subject to retentions and deductibles) for its operations and facilities including coverage for property damage, liability to employees and third parties, and loss of use and occupancy (primarily incremental replacement power costs). There is no assurance that GPU will maintain all existing insurance coverages. Losses or liabilities that are not completely insured, unless allowed to be recovered through ratemaking, could have a material adverse effect on the financial position of GPU.

        The decontamination liability, premature decommissioning and property damage insurance coverage for Oyster Creek totals $2.75 billion. In addition, GPU has purchased property and decontamination insurance coverage for TMI-2 totaling $150 million. In accordance with NRC regulations, these insurance policies generally require that proceeds first be used for stabilization of the reactors and then to pay for decontamination and debris removal expenses. Any remaining amounts available under the policies may then be used for repair and restoration costs and decommissioning costs. Consequently, there can be no assurance that in the event of a nuclear incident, property damage insurance proceeds would be available for the repair and restoration of that station.

        The Price-Anderson Act limits GPU's liability to third parties for a nuclear incident at Oyster Creek to approximately $9.5 billion. Coverage for the first $200 million of such liability is provided by private insurance. The remaining coverage, or secondary financial protection, is provided by retrospective premiums payable by all nuclear reactor owners. Under secondary financial protection, a nuclear incident at any licensed nuclear power reactor in the country, including Oyster Creek, could result in an assessment of up to $88 million per incident, subject to an annual maximum payment of $10 million

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


per incident per reactor. Although TMI-2 is exempt from this assessment, the plant is still covered by the provisions of the Price-Anderson Act. In addition to the retrospective premiums payable under the Price-Anderson Act, the GPU Energy companies are also subject to retrospective premium assessments of up to $10.5 million for insurance policies currently in effect applicable to nuclear operations and facilities. The GPU Energy companies are also subject to other retrospective premium assessments related to policies applicable to TMI-1 prior to the sale of the plant to AmerGen.

        JCP&L has insurance coverage for incremental replacement power costs should an accident-related outage at Oyster Creek occur. Coverage would commence after a 12-week waiting period at $2.1 million per week for 52 weeks, decreasing to 80% of such amount for the next 110 weeks.

                              ENVIRONMENTAL MATTERS
                              ---------------------

      As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters, including but not limited to acid rain, water quality, ambient air quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new equipment, modify or replace existing and proposed equipment, remediate, decommission or cleanup waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities.

      GPU has been formally notified by the EPA and state environmental authorities that it is among the potentially responsible parties (PRPs) who may be jointly and severally liable to pay for the costs associated with the investigation and remediation at 11 hazardous and/or toxic waste sites.

      In addition, certain of the GPU companies have been requested to participate in the remediation or supply information to the EPA and state environmental authorities on several other sites for which they have not been formally named as PRPs, although the EPA and state authorities may nevertheless consider them as PRPs. Certain of the GPU companies have also been named in lawsuits requesting damages (which are material in amount) for hazardous and/or toxic substances allegedly released into the environment. The ultimate cost of remediation will depend upon changing circumstances as site investigations continue, including (a) the existing technology required for site cleanup, (b) the remedial action plan chosen and (c) the extent of site contamination and the portion attributed to the GPU companies involved.

      In 1997, the EPA filed a complaint against GPU, Inc. in the US District Court for the District of Delaware for enforcement of its Unilateral Order (Order) issued against GPU, Inc. to clean up the former Dover Gas Light Company (Dover) manufactured gas production site (Site) in Dover, Delaware. Dover was part of the AGECO/AGECORP group of companies from 1929 until 1942; GPU, Inc. emerged from the AGECO/AGECORP reorganization proceedings in 1946. All of Dover's common stock, which was sold in 1942 to an unaffiliated entity, was subsequently acquired by Chesapeake, which merged with Dover in 1960.

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Chesapeake  is currently  performing  the cleanup at the Site.  According to the complaint, the EPA is seeking (1) enforcement of the Order against GPU; (2) recovery of its past response costs, (3) a declaratory judgment that GPU is liable for any remaining cleanup costs of the Site and (4) statutory penalties for noncompliance with the Order. The EPA has stated that it has incurred approximately $1 million of past response costs as of December 31, 1999. The EPA
estimates  the  total  Site  cleanup  costs  at   approximately   $4.2  million.
Consultants to Chesapeake have estimated the remaining remediation groundwater costs at approximately $10.5 million. In accordance with its penalty policy, and in discussions with GPU, the EPA has demanded penalties calculated at a daily rate of $8,800, rather than the statutory maximum of $27,500 per day. At December 31, 1999, if the statutory maximum is applied, the total amount of penalties would be approximately $34 million. GPU believes that it has meritorious defenses as to why no penalty should be assessed or if a penalty is assessed, why it should be at a lower daily rate. Chesapeake has also sued GPU, Inc. for contribution to the cleanup of the Dover Site. The US District Court for the District of Delaware has consolidated the case filed by Chesapeake with the case filed by the EPA and discovery is proceeding. There can be no assurance as to the outcome of these proceedings.

      In connection with the sale of its Seward Generation Station to Sithe, Penelec has assumed up to $6 million of remediation costs associated with certain coal mine refuse piles which are the subject of an earlier consent decree with the Pennsylvania Department of Environmental Protection. Penelec expects recovery of these remediation costs in Phase II of its restructuring proceeding and has recorded a corresponding regulatory asset of approximately $6 million at December 31, 1999.

      JCP&L has entered into agreements with the New Jersey Department of Environmental Protection for the investigation and remediation of 17 formerly owned MGP sites. JCP&L has also entered into various cost-sharing agreements with other utilities for most of the sites. As of December 31, 1999, JCP&L has spent approximately $36 million in connection with the cleanup of these sites. In addition, JCP&L has recorded an estimated environmental liability of $52 million relating to expected future costs of these sites (as well as two other properties). This estimated liability is based upon ongoing site investigations and remediation efforts, which generally involve capping the sites and pumping and treatment of ground water. Moreover, the cost to clean up these sites could be materially in excess of $52 million due to significant uncertainties, including changes in acceptable remediation methods and technologies. In addition, federal and state law provides for payment by responsible parties for damage to natural resources.

      In 1997, the NJBPU approved JCP&L's request to establish a Remediation Adjustment Clause for the recovery of MGP remediation costs. As a result of the NJBPU's Summary Order, effective August 1, 1999, the recovery of these costs was transferred to the Societal Benefits Charge. At December 31, 1999, JCP&L had recorded on its Consolidated Balance Sheet a regulatory asset of $44 million. JCP&L is continuing to pursue reimbursement from its insurance carriers for remediation costs already spent and for future estimated costs. In 1994, JCP&L commenced litigation in the New Jersey Superior Court against

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several of its insurance carriers,  relative to these MGP sites, and has settled with all but one of those insurance companies.

                       OTHER COMMITMENTS AND CONTINGENCIES
                       -----------------------------------

Class Action Litigation:
-----------------------

GPU Energy

      In July 1999, New Jersey experienced a severe heat storm that resulted in major power outages and temporary service interruptions including in JCP&L's service territory. As a result, the NJBPU has initiated an investigation into the reliability of the transmission and distribution systems of all New Jersey utilities and their response to power outages. In addition, two class action lawsuits have been commenced in New Jersey Superior Court against GPU, Inc. and the GPU Energy companies, seeking both compensatory and punitive damages for alleged losses suffered due to service interruptions. The GPU defendants originally requested the Court to stay or dismiss the litigation in deference to the NJBPU's primary jurisdiction. The Court denied the motion, but in January 2000 the Appellate Division agreed to review the Court's decision. In response to GPU's demand for a statement of damages, the plaintiffs have stated that they are seeking damages of $700 million, subject to the results of pre-trial discovery. GPU has notified its insurance carriers who have reserved their rights to contest coverage under GPU's insurance policies for losses which GPU may incur. There can be no assurance as to the outcome of these matters.

GPU Electric

        As a result of the fire and explosion in September 1998, at the Longford natural gas plant in Victoria, Australia, three class actions have been brought in Australian Federal Court against Esso Australia Limited and its affiliate
(Esso), the owner and operator of the plant, for losses suffered due to the lack of natural gas supply and related damages. Plaintiffs claim that Esso was, among other things, negligent in designing, maintaining and operating the Longford plant and also assert claims under various Australian fair trade practices laws.

        Esso has joined as third party defendants the State of Victoria (State) and various State-owned entities which operated the Victorian gas industry prior to its privatization, including TPA and its affiliate Transmission Pipelines (Assets) Australia (TPAA). GPU, Inc. through GPU GasNet acquired the assets of TPA and the shares of TPAA from the State in June 1999. Esso has also named GPU GasNet as a third party defendant. Under the acquisition agreement with the State, GPU GasNet has indemnified TPA and the State against third party claims. Esso is seeking contribution and indemnity from the third party defendants for any damages for which Esso may be found liable. In addition, Esso has asserted several separate claims against the State and the former State-owned entities for damages, and contends that GPU GasNet assumed TPA's liabilities as part of the State's privatization process.

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        GPU GasNet and TPAA have filed answers denying liability, which could be material and have moved to dismiss portions of Esso's claims. GPU GasNet and TPAA have also notified their insurance carriers of this action. The insurers have reserved their rights to deny coverage. There can be no assurance as to the outcome of this matter.

Investments and Guarantees:
--------------------------

GPU, Inc.

      GPU, Inc. has made significant investments in foreign businesses and facilities through its subsidiaries, GPU Electric and the GPUI Group. At December 31, 1999, GPU, Inc.'s investment in GPU Electric and the GPUI Group was $1.06 billion and $232 million, respectively. As of that date, GPU, Inc. has also guaranteed an additional $1.04 billion and $29.9 million (including $8.7 million of guarantees related to domestic operations) of GPU Electric and GPUI Group outstanding obligations, respectively. Although management attempts to mitigate the risks of investing in certain foreign countries by, among other things, securing political risk insurance, GPU faces additional risks inherent to operating in such locations, including foreign currency fluctuations.

GPU Electric

      Midlands has a 40% ownership interest in a 586 MW power project in Pakistan (the Uch Power Project), which was originally scheduled to begin commercial operation in late 1998, but testing and commercial operation have been delayed.

      In June 1999, certain Project lenders issued notices of default to the Project sponsors (including Midlands) for, among other things, failure to pay principal and interest under various loan agreements. In November 1999, the Project sponsors and lenders reached an agreement under which repayment of the construction loan will be extended, principal and interest payments deferred, and the sponsors will fund the completion of the plant through the remaining equity contribution commitments. Midlands' investment in the Uch Power Project at December 31, 1999 was approximately $43 million, and its share of the projected completion costs represents an additional $8 million commitment. Cinergy has agreed to fund up to an aggregate of $20 million of the required capital contributions and/or certain future "cash losses" which could be incurred on the Uch Power Project. Cinergy has reimbursed Midlands $3 million of capital contributions as of December 31, 1999, leaving a remaining commitment of up to $17 million. Testing of the plant has begun and the start of commercial operations is now anticipated in 2000. There can be no assurance as to the outcome of this matter.

      As part of the sale of the Midlands' supply business and the purchase of the 50% of Midlands GPU did not already own, certain long-term obligations under natural gas supply contracts were retained. Most of these contracts were at fixed prices in excess of the market price of gas as of December 31, 1999. A liability was previously established for the estimated loss under

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


such contracts, which extend to September 2005. The estimated liability at December 31, 1999 was $55.1 million.

GPUI Group

         On July 9, 1999, DIAN (the Columbian national tax authority) issued a "Special Requirement" on the Termobarranquilla S.A., Empresa de Servicios Publicos (TEBSA, an investment in which GPU Power has a 29% interest) 1996 income tax return which challenges the exclusion from taxable income of an inflation adjustment related to the value of assets used for power generation.

         The failure to give notice of this Special Requirement to the US Export Import Bank may be asserted as a technical event of default under the loan agreement. An event of default would entitle TEBSA's lenders to accelerate the payment of outstanding loans of TEBSA and require payment of certain standby equity commitments by TEBSA's shareholders and equity guarantors, which include a subsidiary of GPU Power and GPU, Inc. respectively. The lenders have not asserted that an event of default has occurred or indicated whether they will pursue remedies under the project financing documents.

         As of December 31, 1999, GPU Power has an investment of approximately $79 million in TEBSA and GPU, Inc. has guaranteed $21.3 million in standby equity commitments. There can be no assurance as to the outcome of these matters.

Other:
-----

        GPU AR has entered into contracts to supply electricity to retail customers through May 2001. In connection with meeting its supply obligations, GPU AR has entered into firm purchase commitments for energy and capacity with payment obligations totaling approximately $27 million as of December 31, 1999. GPU, Inc. has guaranteed up to $19 million of these payments.

       In accordance with the Nuclear Waste Policy Act of 1982 (NWPA), the GPU Energy companies have entered into contracts with, and have been paying fees to, the DOE for the future disposal of spent nuclear fuel in a repository or interim storage facility. AmerGen has assumed all liability for disposal costs related to spent fuel generated after its purchase of TMI-1 and has agreed to assume this liability for Oyster Creek following its purchase of that plant. In 1996, the DOE notified the GPU Energy companies and other standard contract holders that it will be unable to begin acceptance of spent nuclear fuel for disposal by 1998, as mandated by the NWPA. The DOE requested recommendations from contract holders for handling the delay. The DOE's inability to accept spent nuclear fuel could have a material impact on GPU's results of operations, as additional costs may be incurred to build and maintain interim on-site storage at Oyster Creek. In June 1997, a consortium of electric utilities, including GPUN, filed a license application with the NRC seeking permission to build an interim above-ground disposal facility for spent nuclear fuel in Utah. There can be no assurance as to the outcome of these matters.

        GPU, Inc. and consolidated affiliates have approximately 10,800 employees worldwide, of which 6,100 are employed in the US and 3,700 are employed in the United Kingdom. The majority of the US workforce is employed by the GPU Energy companies, of which approximately 4,000 are represented by unions for collective bargaining purposes. In the United Kingdom, approximately 2,800 Midlands employees are represented by unions; terms and conditions of the various bargaining agreements are generally reviewed annually, on April 1.
JCP&L, Met-Ed and Penelec's collective bargaining agreements with the International Brotherhood of Electrical Workers expire on October 31, 2002, April 30, 2000 and May 14, 2002, respectively. Penelec's collective bargaining agreement with the Utility Workers Union of America expires on June 30, 2001.

        During the normal course of the operation of its businesses, in addition to the matters described above, GPU is from time to time involved in disputes, claims and, in some cases, as a defendant in litigation in which compensatory and punitive damages are sought by the public, customers, contractors, vendors and other suppliers of equipment and services and by employees alleging unlawful employment practices. While management does not expect that the outcome of these matters will have a material effect on GPU's financial position or results of operations, there can be no assurance that this will continue to be the case.

13.  SEGMENT INFORMATION

        The following is presented in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

        GPU's reportable segments are strategic business units that are managed separately due to their different operating and regulatory environments. GPU's management evaluates the performance of its business units based upon income before extraordinary and non-recurring items. For the purpose of providing segment information, domestic electric utility operations (GPU Energy) is comprised of the three electric utility operating companies serving customers in New Jersey and Pennsylvania, as well as GPU Generation, Inc. (sold in late
1999),  GPUN,  GPU  Telcom  and  GPUS.  For  additional   information  on  GPU's
organizational structure and businesses, see preface to the Notes to Consolidated Financial Statements.



GPU, Inc. and Subsidiary Companies

Business Segment Data (in thousands)


                                                                                                Income
                                                                     Interest                 Before Extra-
                                                       Depreciation Charges and   Income Tax  ordinary and             Investments
                                            Operating       and      Preferred     Expense/   Non-recurring  Total     and Capital
                                            Revenues   Amortization  Dividends   (Benefit)(a)    Items       Assets  Expenditures(b)
                                            --------   ------------  ---------   ------------    -----       ------  ---------------
1999
----

Domestic Segments:
   Electric Utility Operations (GPU Energy) $3,685,821   $  409,345   $  209,769   $  238,591   $  440,983  $13,244,301  $  291,391
   Independ Power Prod (GPU International)      83,434        9,401        1,044        9,478       11,337      359,374       1,225
   Electric Retail Energy Sales (GPU AR)        84,681          -            -         (2,393)      (4,558)      24,630         -
                                             ---------    ---------    ---------    ---------   ----------   ----------    --------
       Subtotal                              3,853,936      418,746      210,813      245,676      447,762   13,628,305     292,616
                                             ---------    ---------    ---------    ---------    ---------   ----------    --------

Foreign Segments:
   Electric/Gas Utility Operations:
   (GPU Electric)
     Electric Distribution - United Kingdom    504,826       52,847       91,433       21,208       54,836(c) 4,687,476     727,793
     Electric Distribution - Argentina         135,938       15,273       23,414         (960)      (1,778)     579,907     407,225
     Electric Transmission - Australia         193,366       42,850      110,059       (1,171)      (6,715)   1,824,309      19,889
     Gas Transmission - Australia               31,326        6,933       28,821      (12,156)         (39)     795,527     653,747
   Independ Power Prod - S. America             37,732        6,290        3,560        5,152        8,116      238,644      30,421
   (GPU Power
                                                ------        -----        -----        -----        -----      -------      ------

       Subtotal                                903,188      124,193      257,287       12,073       54,420    8,125,863   1,839,075
                                             ---------    ---------    ---------    ---------    ---------   ----------   ---------

Corporate and Eliminations                         -            -         14,397          -        (18,068)     (36,086)        -
                                             ---------    ---------    ---------    ---------     --------   ----------   ---------


       Consolidated Total                   $4,757,124   $  542,939   $  482,497   $  257,749   $  484,114  $21,718,082  $2,131,691
                                            ==========   ==========   ==========   ==========   ==========  ===========  ==========

1998
----

Domestic Segments:
   Electric Utility Operations (GPU Energy) $3,953,254   $  469,623   $  241,886      271,336   $  369,752 $13,298,257   $  328,418
   Independ Power Prod (GPU International)      72,256        4,560          748        9,103       11,622     397,523       21,375
   Electric Retail Energy Sales (GPU AR)        10,938          -            -         (1,201)      (2,231)      2,651           34
                                                ------    ---------    ---------      -------      -------  ----------   ----------
       Subtotal                              4,036,448      474,183      242,634      279,238      379,143  13,698,431      349,827
                                             ---------    ---------    ---------    ---------    ---------  ----------    ---------


Foreign Segments:
   Electric/Gas Utility Operations:
   (GPU Electric)
     Electric Distribution - United Kingdom        944        1,226       30,859       (6,489)      37,249(d)  617,737           -
     Electric Transmission - Australia         181,059       40,841      108,227       11,421       18,885   1,788,877        58,549
   Independ Power Prod - S. America             33,136        5,844        4,219          719        2,499     237,162        59,847
   (GPU Power)
                                             ---------    ---------    ---------    ---------    ---------   ---------     ---------
       Subtotal                                215,139       47,911      143,305        5,651       58,633   2,643,776       118,396
                                             ---------    ---------    ---------    ---------    ---------   ---------     ---------

Corporate and Eliminations                      (2,795)         -          3,293          -        (11,818)    (54,098)          -
                                             ---------    ---------    ---------    ---------    ---------   ---------     ---------

       Consolidated Total                   $4,248,792   $  522,094   $  389,232   $  284,889   $  425,958 $16,288,109    $  468,223
                                            ==========   ==========   ==========   ==========   ========== ===========    ==========


(in thousands)

                                                                                                  Income
                                                                      Interest                  Before Extra-
                                                       Depreciation  Charges and   Income Tax   ordinary and             Investments
                                            Operating      and       Preferred     Expense/     Non-recurring  Total     and Capital
                                            Revenues   Amortization  Dividends    (Benefit)(a)      Items     Assets Expenditures(b)
                                            --------   ------------  ---------    ------------      -----     ------ ---------------

1997
----

Domestic Segments:
   Electric Utility Operations              $4,045,233   $  451,009   $  249,015   $  249,184   $  388,030 $ 9,850,784    $  356,416
    (GPU Energy)
   Independ Power Prod (GPU International)      38,727          778          713       (3,115)     (13,362)    318,592       111,700
   Electric Retail Energy Sales (GPU AR)         1,339          -            -         (2,576)      (4,782)      5,122           -
                                                 -----     --------    ---------      -------      -------       -----    ----------
       Subtotal                              4,085,299      451,787      249,728      243,493      369,886  10,174,198       468,116
                                             ---------      -------      -------      -------      -------  ----------       -------

Foreign Segments:
   Electric/Gas Utility Operations:
   (GPU Electric)
     Electric Distribution - United Kingdom        -            354       39,312      (44,438)      78,463(d)  568,997           449
     Electric Transmission &                    30,339        9,412       23,397       (5,184)      12,631   1,967,946     1,800,072
      Distribution-Australia
   Independ Power Prod - S. America (GPU Power) 29,174        6,161        3,202         (335)      (2,301)    145,859           -
                                                ------        -----        -----         ----       ------     -------     ---------
       Subtotal                                 59,513       15,927       65,911      (49,957)      88,793   2,682,802     1,800,521
                                                ------       ------       ------      -------       ------   ---------     ---------

Corporate and Eliminations                      (1,433)         -          3,682          -        (14,278)    (34,366)          -
                                                ------       ------        -----   ----------      -------     -------     ---------


       Consolidated Total                   $4,143,379   $  467,714   $  319,321   $  193,536   $  444,401 $12,822,934    $2,268,637
                                            ==========   ==========   ==========   ==========   ========== ===========    ==========


(a) Represents income taxes on income before extraordinary and non-recurring items.
(b) Includes acquisitions, net of cash acquired of $1,671 million in 1999 (Midlands $653 million; Emdersa $369 million; GPU GasNet $649 million)and $1,798 million in 1997 (GPU PowerNet).
(c) Includes equity in net income of investee accounted for under the equity method of $74 million, for the period prior to the consolidation of Midlands.
(d) Includes equity in net income of investee accounted for under the equity method of $62 million in 1998 and $74 million in 1997.



GPU, Inc. and Subsidiary Companies

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           First Quarter                         Second Quarter
                                           -------------                         --------------

in thousands, except
per share data                        1999 (1)            1998              1999 (2)           1998 (3)
--------------------------------------------------------------------------------------------------------


Operating revenues                 $1,068,703          $1,043,109          $892,700         $1,015,087
Operating income                      298,633             259,634           132,027            215,622
Income before extraordinary item      190,719             133,780            47,262             79,937
Net income/(loss)                     190,719             133,780            47,262           (195,173)
Basic earnings per share before
  extraordinary item                     1.49                1.07              0.39               0.62
Diluted earnings per share before
  extraordinary item                     1.49                1.07              0.38               0.62
Basic earnings/(loss) per share          1.49                1.07              0.39              (1.54)
Diluted earnings/(loss) per share        1.49                1.07              0.38              (1.54)


                                           Third Quarter                         Fourth Quarter
                                           -------------                         --------------

in thousands, except
per share data                        1999                1998 (4)          1999 (5)           1998
--------------------------------------------------------------------------------------------------------

Operating revenues                 $1,424,286          $1,168,779        $1,371,435         $1,021,817
Operating income                      376,970             225,950           201,200            194,873
Income before extraordinary item      147,547              88,691            73,486             83,473
Net income    147,547                 338,046              73,486            83,473
Basic earnings per share before
  extraordinary item                     1.18                0.69              0.60               0.65
Diluted earnings per share before
  extraordinary item                     1.18                0.69              0.60               0.65
Basic earnings per share                 1.18                2.65              0.60               0.65
Diluted earnings per share               1.18                2.65              0.60               0.65


(1) Results for the first quarter of 1999 include an increase of $27.8 million after-tax, or $0.22 per share, for the gain on the sale of Penelec's Homer City Station, related to wholesale operations.

(2) Results for the second quarter of 1999 include a reduction of $68 million after-tax, or $0.54 per share, as a result of the NJBPU's Restructuring Order on JCP&L; and an after-tax increase of $9.7 million, or $0.08 per share, for the gain on the sale of the Midlands supply business.

(3)      Results   for  the  second   quarter  of  1998  were
         affected by an extraordinary charge of $275.1 million after-tax, or $2.16 per share, as a result of the Pennsylvania Public Utility Commission's (PaPUC)
         June  30,   1998   Restructuring   Orders  on  Met-Ed
         and   Penelec's restructuring plans.

(4)      In  the  third   quarter  of  1998,   as  a  result  of
         amended PaPUC Restructuring Orders, GPU reversed $266.3 million after-tax, or $2.09 per share, of the extraordinary charge taken in the second quarter, primarily related to above-market nonutility generation costs; and recorded an additional extraordinary charge of $17 million after-tax, or $0.13 per share, primarily related to the write-off of FERC jurisdictional assets. Also in the third quarter of 1998, as a result of the amended PaPUC Orders, GPU recorded a non-recurring charge of $40 million after-tax, or $0.32 per share, related to the obligation to refund 1998 revenues; and for the establishment of a sustainable energy fund.

(5) Results for the fourth quarter of 1999 include an increase of $8.3 million after-tax, or $0.07 per share, for the net gains on the sales of substantially all of GPU Energy's remaining generating assets; and, as a result o adjustments to the working capital estimate, a reduction of $2.9 million after-tax, or $0.03 per share, was taken against the previously recorded gain on the sale of the Midlands supply business. In addition, the aggregate effect on earnings of other fourth quarter 1999 adjustments was a loss of approximately $23 million after-tax, or approximately $0.19 per share.



GPU ENERGY COMPANIES' STATISTICS

For The Years Ended December 31,                                  1999        1998        1997         1996        1995
-----------------------------------------------------------------------------------------------------------------------

Capacity at System Peak (in MW):

   Company owned                                                 5,765       6,751       6,740       6,680       6,637
   Contracted                                                    3,192       4,275       3,930       3,536       3,604
                                                                ------      ------      ------      ------      ------
       Total capacity (a)                                        8,957      11,026      10,670      10,216      10,241
                                                                ======      ======      ======      ======      ======

Hourly Peak Load (in MW):
   Summer peak                                                  10,075       9,412       9,555       8,497       9,101
   Winter peak                                                   8,046       7,579       7,736       7,756       7,861
   Reserve at system peak (%)                                    (11.1)       17.0        11.7        20.2        12.5
   Load factor (%) (b)                                            57.2        59.4        57.6        64.2        57.5

Sources of Energy (in thousands of MWH):

   Coal                                                         12,116      19,675      19,390      18,133      17,500
   Nuclear                                                      11,479      11,358      10,992      11,439      11,582
   Gas, hydro & oil                                                736         888         800         812       1,019
                                                                ------      ------      ------      ------      ------
       Net generation                                           24,331      31,921      31,182      30,384      30,101
   Utility purchases and interchange                            11,047       8,782       9,004       8,795      10,297
   Nonutility purchases                                         10,875      10,952      11,119      11,046      10,712
                                                                ------      ------      ------      ------      ------
       Total sources of energy                                  46,253      51,655      51,305      50,225      51,110
   Energy from alternate suppliers                              10,034         -           -           -           -
   Company use, line loss, etc.                                 (4,783)     (4,300)     (5,437)     (5,777)     (5,357)
                                                                ------      ------      ------      ------      ------
       Total delivered MWH sales                                51,504      47,355      45,868      44,448      45,753
                                                                ======      ======      ======      ======      ======

Fuel Expense (in millions):
   Coal                                                         $  162       $ 263       $ 268        $263        $251
   Nuclear                                                          67          67          63          70          74
   Gas & oil                                                        31          32          40          38          38
                                                                 -----        ----        ----         ---         ---
       Total                                                    $  260       $ 362       $ 371        $371        $363
                                                                 =====        ====        ====         ===         ===

Power Purchased and Interchanged (in millions):

   Utility and interchange purchases                            $  422      $  311      $  294      $  267      $  351
   Nonutility purchases                                            783         788         759         730         671
   Deferred nonutility costs (PA)                                  (66)        (17)        (25)          -           -
   Amortization of nonutility buyout costs                          26          30          19           9           -
                                                                 -----       -----       -----       -----       -----
       Total                                                    $1,165      $1,112      $1,047      $1,006      $1,022
                                                                 =====       =====       =====       =====       =====

Delivered MWH Sales (in thousands):

   Residential                                                  16,107      15,347      15,091      15,298      14,802
   Commercial                                                   15,431      14,778      14,281      14,017      13,544
   Industrial                                                   12,239      12,644      12,469      12,093      11,982
   Other                                                           811         996       1,110       1,105       1,143
                                                                ------      ------      ------      ------      ------
       Sales to customers                                       44,588      43,765      42,951      42,513      41,471
   Sales to other utilities                                      6,916       3,590       2,917       1,935       4,282
                                                                ------      ------      ------      ------      ------
       Total                                                    51,504      47,355      45,868      44,448      45,753
                                                                ======      ======      ======      ======      ======

Operating Revenues (in millions):
   Residential                                                  $1,618      $1,579      $1,617      $1,599      $1,542
   Commercial                                                    1,229       1,350       1,372       1,324       1,258
   Industrial                                                      498         795         833         803         780
   Other                                                            60          66          75          71          73
                                                                 -----       -----       -----       -----       -----
       Sales to customers                                        3,405       3,790       3,897       3,797       3,653
   Provision for rate refunds                                      (56)        (62)        -           -           -
   Sales to other utilities                                        233         132          77          57         101
                                                                 -----       -----       -----       -----       -----
       Total electric energy sales                               3,582       3,860       3,974       3,854       3,754
   Other revenues                                                  104          93          70          64          51
                                                                 -----       -----       -----       -----       -----
       Total                                                    $3,686      $3,953      $4,044      $3,918      $3,805
                                                                 =====       =====       =====       =====       =====

Customers at Year-End (in thousands):
   Total customers                                               2,063       2,041       2,021       1,997       1,976
   Customers choosing alternate suppliers                           72         -           -           -           -


(a) Summer ratings at December 31, 1999 of owned and contracted capacity were 904 MW and 7,828 MW, respectively.
(b) The ratio of the average hourly load in kilowatts supplied during the year to the peak load occurring during the year.